UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Invacare Corporation

(Name of Registrant as Specified In Its Charter)

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Preliminary Copy

Invacare Corporation

One Invacare Way

Elyria, Ohio 44035

                    , 2010

To the Shareholders of

INVACARE CORPORATION:

This year’s Annual Meeting of Shareholders will be held at 10:00 A.M. (EDT), on Thursday, May 20, 2010, at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on Invacare’s activities and you will have an opportunity to ask questions about its operations.

We hope that you are planning to attend the annual meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the annual meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.

Sincerely yours,

A. MALACHI MIXON, III

Chairman and

Chief Executive Officer

Preliminary Copy

Invacare Corporation

Notice of Annual Meeting of Shareholders

To Be Held On May 20, 2010

The Annual Meeting of Shareholders of Invacare Corporation (the “Company”) will be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 20, 2010, at 10:00 A.M. (EDT), for the following purposes:

1.	To elect four directors to the class whose three-year term will expire in 2013;

2.	To approve and adopt an amendment to the Company’s Code of Regulations to declassify the Board of Directors and provide for the annual election of directors;

3.	To reaffirm approval of the Invacare Corporation Executive Incentive Bonus Plan;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for its 2010 fiscal year; and

5.	To transact any other business as may properly come before the annual meeting.

Holders of common shares and Class B common shares of record as of the close of business on Thursday, March 26, 2010 are entitled to vote at the annual meeting. It is important that your shares be represented at the annual meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided. Shareholders who attend the annual meeting may revoke their proxy and vote in person.

By Order of the Board of Directors,

Anthony C. LaPlaca

Secretary

                    , 2010

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 20, 2010:

The Proxy Statement and the 2009 Annual Report are also available at www.invacare.com/annualreport.

Preliminary Copy

Invacare Corporation

Proxy Statement

For the Annual Meeting of Shareholders

May 20, 2010

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invacare for use at the Annual Meeting of Shareholders to be held on May 20, 2010 and any adjournments or postponements that may occur. The time, place and purposes of the annual meeting are set forth in the Notice of Annual Meeting of Shareholders, which accompanies this proxy statement. This proxy statement is being mailed to shareholders on or about                     , 2010.

Who is paying for this proxy solicitation?

The Company will pay the expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy. In addition to the solicitation of proxies by mail, Invacare’s directors, officers or employees, without additional compensation, may make solicitations personally and by telephone. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Who is entitled to vote?

Only shareholders of record at the close of business on March 26, 2010, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting. On this record date, there were                  common shares and                  Class B common shares outstanding and entitled to vote.

How many votes do I have?

On each matter to be voted on, you have one vote for each outstanding common share you own as of March 26, 2010 and ten votes for each outstanding Class B common share you own as of March 26, 2010.

How do I vote?

If you are a shareholder of record, you can vote in person at the annual meeting or you can vote by signing and mailing in your proxy card in the enclosed envelope. If you are a shareholder of record, the proxy holders will vote your shares based on your directions.

If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote “FOR” each of the director nominees named in proposal 1, “FOR” proposals 2, 3 and 4, and will use their discretion on any other proposals and other matters that may be brought before the annual meeting.

If you hold common shares through a broker or nominee, you may vote in person at the annual meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

How do I vote my common shares held in the Invacare Retirement Savings Plan?

If you are a participant in the Invacare Retirement Savings Plan, the voting instruction card should be used to vote the number of common shares that you are entitled to vote under the plan. If you do not vote timely, your shares will not be counted.

What are the voting recommendations of the Board of Directors?

Our Board of Directors recommends that you vote:

•	“For” the election of the four nominated directors to the class whose three-year term will expire in 2013;

•	“For” the amendment to the Company’s Code of Regulations to declassify the Board of Directors and provide for the annual election of directors;

•	“For” reaffirming approval of the Invacare Corporation Executive Incentive Bonus Plan; and

•	“For” ratifying the appointment of Ernst & Young LLP as the Company’s independent auditors for its 2010 fiscal year.

What vote is required to approve each proposal?

Except as otherwise provided by Invacare’s amended and restated articles of incorporation or code of regulations, or required by law, holders of common shares and Class B common shares will at all times vote on all matters, including the election of directors, together as one class. The holders of common shares and Class B common shares will vote together as one class on all three proposals described in this proxy statement. No holder of shares of any class has cumulative voting rights in the election of directors.

•

Election of Directors (Proposal No. 1). The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will not be voted for or against or withheld from the election of directors and will not be counted for purposes of determining the number of votes cast in the election of directors. However, please note that our majority voting director resignation procedures under our Code of Regulations require any director nominee who receives a greater number of votes marked “Withhold Authority” than marked “For” his or her election in an uncontested election of directors to promptly tender his or her resignation to the Board following certification of the shareholder vote. Under our procedures, the Governance Committee, or another committee comprised entirely of independent directors or the Board of Directors, will, within 90 days following the certification of the shareholder vote, consider, and the Board will determine, whether to accept the resignation. The Board’s determination and explanation of its decision will be promptly disclosed in a press release or Form 8-K submitted to the SEC.

•

Approval and adoption of an amendment to the Company’s Code of Regulations to declassify the Board of Directors and provide for the annual election of directors (Proposal No. 2). The approval and adoption of an amendment to the Company’s Code of Regulations to declassify the Board of Directors and provide for the annual election of directors requires the affirmative vote of the holders of record entitled to exercise a majority of the total voting power of the Company. A proxy card marked as “Abstain” with respect to this proposal will not be voted. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes also will have the same effect as a vote “Against” this proposal.

•

Reaffirming approval of the Invacare Corporation Executive Incentive Bonus Plan (Proposal No. 3). The reaffirmation of the Invacare Corporation Executive Incentive Bonus Plan requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not be voted for or against the reaffirmation of approval of the plan and will not be counted in the number of votes cast on the proposal.

•

Ratification of Auditors (Proposal No. 4). Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have not be voted for or against the ratification of the appointment of Ernst & Young LLP and will not be counted in the number of votes cast on the proposal.

What constitutes a quorum?

A quorum of shareholders will be present at the annual meeting if at least a majority of the aggregate voting power of common shares and Class B common shares outstanding on the record date are represented, in person or by proxy, at the annual meeting. On the record date,              votes were represented by outstanding shares; therefore, shareholders representing at least              votes will be required to establish a quorum. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

Can I revoke or change my vote after I submit a proxy?

Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the annual meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to our Secretary, or by attending the annual meeting and voting in person. You should be aware that simply attending the annual meeting will not automatically revoke your previously submitted proxy; rather you must notify an Invacare representative at the annual meeting of your desire to revoke your proxy and vote in person.

Can I access the Notice of Annual Meeting, Proxy Statement and the 2009 Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement and 2009 Annual Report are available on the Internet at www.invacare.com/annualreport. We also will provide a copy of any of these documents to any shareholder free of charge, upon request by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036-2125.

If you hold your shares in a bank or brokerage account, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that the New York Stock Exchange rules have changed and an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the annual meeting, four directors will be elected to serve a three-year term until the annual meeting in 2013 or until their successors have been elected and qualified. Each of the nominees is presently a director of Invacare and has indicated his or her willingness to serve another term as a director if elected.

A proposal to amend the Code of Regulations to declassify the Board of Directors, providing instead for the annual election of directors, has been included elsewhere in this proxy statement. If the proposal is approved by the shareholders, it will be effective for our 2011 Annual Meeting of Shareholders. Directors who had been elected previously for three-year terms expiring after the 2011 Annual Meeting of Shareholders would serve the balance of their terms so that no director previously elected to a multi-year term would have his or her term shortened. Under the proposed amendment, the directors elected at the 2010 Annual Meeting of Shareholders would serve a three-year term, and any director elected to fill a vacancy that does not result from a newly created board seat will hold office for the remainder of the full term of the director he or she is replacing. Please see “Proposal No. 2” in this proxy statement.

Below is certain biographical information regarding our directors and director nominees, as well as a discussion of the qualifications that led the Board of Directors to conclude that each director and director nominee should serve as a director of the Company. Each of the individuals listed below has a wealth of knowledge, experience and expertise developed over a lifetime of achievement. In the discussion below, we have not detailed all of the numerous factors considered by the Board, but rather have highlighted the primary qualifications that led the Board to conclude that each of the following individuals should serve as a director. The Board of Directors believes that the current Board composition reflects an appropriately diverse group of individuals with relevant knowledge and experience that greatly benefits the Company.

Nominees for Terms Expiring in 2013

John R. Kasich, 57, has been a director since 2001. Mr. Kasich has served as an associate of Schottenstein Stores Corp. since 2008, after having served as a managing director of Lehman Brothers’ investment banking group from 2001 to 2008. He spent 18 years as a member of the House of Representatives of the United States Congress, and served as head of the House Budget Committee from 1995 to 2000. He was the chief architect of the Balanced Budget Act of 1997, which eliminated the federal budget deficit. As a committee chairman, he was the House’s top negotiator with the White House over details of the plan, setting spending limits for all federal government agencies and cutting taxes. Mr. Kasich is a candidate running for election as the Governor of the State of Ohio in 2010. Mr. Kasich serves as a director of Worthington Industries, Inc. (NYSE), Columbus, Ohio, a diversified steel processor that focuses on steel processing and metals-related businesses. Mr. Kasich was also a contributor to the Fox News Channel from 2001 to 2009.

The Board concluded that Mr. Kasich should serve as a director of the Company primarily due to the extensive government know-how he brings to the Board as a former U.S. Congressman. Influencing and adapting to government regulation of the healthcare industry is a critical aspect of Invacare’s business and Mr. Kasich, with his background as a member of the U.S. House of Representatives and leader of the House Budget Committee, brings valuable insight to the Board, particularly in strategic planning with respect to government regulatory and reimbursement matters, the Company’s governance structure and in providing perspective on the Company’s government lobbying activities on behalf of the home healthcare industry.

Dan T. Moore, III, 70, has been a director since 1980. Mr. Moore has been President of Dan T. Moore Co. since 1979 and is Chairman of seven advanced materials manufacturing companies: Flow Polymers, Inc., Soundwich, Inc., Team Wendy LLC, Impact Armor Technologies LLC, Sleep Optima LLC, Tennessee Iron Products and ePIFNI/SONIC. He is a director of Hawk Corporation (NYSE Alternext US), Cleveland, Ohio, a supplier of friction products for brakes, clutches, and transmissions used in aerospace, industrial and specialty applications, and is a director of Park-Ohio Holdings Corp (NASDAQ), Cleveland, Ohio, a provider of supply chain logistics services and a manufacturer of engineered products. Mr. Moore is also a Trustee of The Cleveland Clinic Foundation and Cleveland State University.

The Board concluded that Mr. Moore should serve as a director of the Company primarily due to the leadership capabilities, business acumen and operations experience he has demonstrated over years of managing and serving as a director of numerous manufacturing companies. Mr. Moore is a recognized and successful entrepreneur and a founding investor of Invacare. His skills and experience, coupled with his familiarity with the Company and its operations through his long tenure as a director of the Company, is of particular value to the Board in setting corporate strategy and goals and in evaluating the Company’s product and operational challenges and opportunities.

Joseph B. Richey, II, 73, has been a director since 1980. Mr. Richey has been President-Invacare Technologies and Senior Vice President-Electronic and Design Engineering since 1992. Previously, Mr. Richey was Senior Vice President-Product Development from 1984 to 1992, and Senior Vice President and General Manager-North American Operations from September 1989 to September 1992. Mr. Richey is also a member of the Board of Trustees for Case Western Reserve University and The Cleveland Clinic Foundation. From 1987 to July 2009, Mr. Richey served on the Board of Directors of Steris Corporation (NYSE), Mentor, Ohio, a provider of infection prevention and surgical products and services.

The Board concluded that Mr. Richey, a founder of Invacare and the driving force behind the Company’s product development for over thirty years, should serve as a director of the Company primarily due to his integral role in the Company’s innovation, research and development and product design and planning. Mr. Richey’s experience and understanding of the Company’s product development capabilities and opportunities provides valuable perspective to the Board in its evaluation of the Company’s business operations and prospects, and in the innovation and improvement in the Company’s ever-diversifying product lines.

Dale C. LaPorte, 68, has been a director since February 2009. Mr. LaPorte served as Senior Vice President — Business Development and General Counsel of the Company from December 2005 to December 2008. Prior to that, Mr. LaPorte was a partner at Calfee, Halter & Griswold LLP from 1974 to 2005 and served as chairman of that firm from 2000 to 2004. Mr. LaPorte serves as a member of the Board of Trustees of PNC Mutual Funds and the board of directors of Morrison Products, Inc., a manufacturer of air moving equipment for original equipment manufacturers in the heating, ventilation, air conditioning and refrigeration industry.

The Board concluded that Mr. LaPorte should serve as a director of the Company primarily due to his lengthy experience as counsel to the Company, skills in project management, expertise in corporate governance and business development matters, as well as his business acumen and judgment. Mr. LaPorte’s skills are a vital asset to the Board, particularly at a time when sound risk management and exemplary governance practices are essential.

Directors whose Terms Will Expire in 2011

Michael F. Delaney, 61, has been a director since 1986. From 1983 to October 2003, Mr. Delaney served as the Associate Director of Development of the Paralyzed Veterans of America, a national veterans’ service organization in Washington, D.C. Since October 2003, Mr. Delaney served as Associate Director of Corporate Marketing of the Paralyzed Veterans of America until his retirement on July 31, 2009. In November 2009, Mr. Delaney entered into a consulting agreement with the Department of Defense to provide consulting services to its Congressionally Directed Medical Research Program.

The Board concluded that Mr. Delaney should serve as a director of the Company primarily due to his unique background and experience. Mr. Delaney utilizes a wheelchair and has worked tirelessly for decades on behalf of people with disabilities, provides invaluable insight and perspective to the Board with respect to the Company’s products, their use, and possible attributes. He uses his background and training in development and marketing to assist the Company with effective approaches of marketing those products to consumers.

C. Martin Harris, M.D., 53, has been a director since 2003. Since 1996, Dr. Harris has been the Chief Information Officer and Chairman of the Information Technology Division of The Cleveland Clinic Foundation in Cleveland, Ohio and a Staff Physician for The Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine. Additionally, since 2000, he has been Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the internet. Nationally, Dr. Harris serves as the Chairman of the National Health Information Infrastructure (NHII) Task Force of the Healthcare Information and Management Systems Society (HIMSS), the largest information and management systems society in the world. He is also the Chairman of the Foundation Board for the e-Health Initiative, a public policy and advocacy group that encourages the interoperability of information technology in healthcare. Dr. Harris is also on the Board of Directors of Sewtillion Corporation, an Andover, MA healthcare software technology company that is not publicly traded.

The Board concluded that Dr. Harris should serve as a director of the Company primarily due to his experience in the healthcare industry as a physician and leader of healthcare organizations and also his expertise in the use of information technology in the healthcare industry. Dr. Harris is nationally recognized for his leadership in developing and organizing electronic management of medical information, including electronic medical records. Through his work with organizations such as e-Cleveland Clinic and the NHII Task Force, Dr. Harris ensures that the Board, and ultimately the Company, are informed as to the latest developments and trends involving the use of information to enhance healthcare diagnoses, patient outcomes and cost efficiencies. In particular, he is able to assist the Board in staying abreast of developments in technological advances in the home medical equipment industry. Dr. Harris’ understanding of information technology developments in the healthcare industry has proven to be instrumental to the Board’s management of the Company’s own strategy and information technology resources, particularly in connecting the Company’s widespread international operations.

Bernadine P. Healy, M.D., 65, has been a director since 1996. Dr. Healy has been a columnist and Health Editor for U.S. News & World Report since September 2002. She served on The

President’s Council of Advisors on Science and Technology (PCAST) from 2001 to 2009 and served as a chair of the Ohio Commission to Reform Medicaid in 2003. Dr. Healy was President and CEO, American Red Cross from September 1999 to December 2001. From 1995 to August 1999, Dr. Healy served as the Dean and Professor of Medicine of the College of Medicine and Public Health of The Ohio State University, Columbus, Ohio. Dr. Healy is a Trustee of the Battelle Memorial Institute in Columbus, Ohio. She also serves as a director of Ashland, Inc. (NYSE), Covington, Kentucky, a specialized chemicals company and The Progressive Corporation (NYSE), Cleveland, Ohio, an automobile insurance company. From 2003 to December 2008, Dr. Healy served as a director of National City Corporation (NYSE), Cleveland, Ohio, a financial holding company, until it was acquired by The PNC Financial Services Group, Inc. in December 2008.

The Board concluded that Dr. Healy should serve as a director of the Company primarily due to her extensive experience across the healthcare industry as a physician and in the numerous capacities detailed above. Dr. Healy, with her background as a physician, regulatory expert, political advisor, educator and leader of various institutions and organizations, brings a wealth of expertise to the Board that is of particular value during this time of relative uncertainty in the healthcare industry. Dr. Healy also is a recognized expert and advocate with respect to the women’s healthcare matters, which enhances the Board’s perspective on the healthcare industry.

A. Malachi Mixon, III, 69, has been a director since 1979. Mr. Mixon has been Chief Executive Officer since 1979 and Chairman of the Board since 1983 and also served as President until 1996, when Gerald B. Blouch, Chief Operating Officer, was elected as our President. Mr. Mixon serves on the Board of Directors of The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products. Mr. Mixon also serves as Chairman of the Board of Trustees of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world’s leading academic medical centers. Mr. Mixon also serves on the board of Park-Ohio Holdings Corp (NASDAQ), Cleveland, Ohio, a provider of supply chain logistics services and a manufacturer of highly engineered products. From 1990 to 2007, Mr. Mixon served as a director of The Lamson & Sessions Co. (NYSE), Cleveland, Ohio, a diversified manufacturer and distributor of thermoplastic electrical, consumer, telecommunications and engineered sewer products.

The Board concluded that Mr. Mixon, a founder of Invacare, should serve as a director of the Company primarily due to his role as the Company’s Chief Executive Officer, the leader of the Company since its inception and as a nationally recognized and influential medical equipment industry executive. The Board believes that having Mr. Mixon, who is intimately familiar with the Company’s capabilities, customers, strategy, position in the industry and with developments within the industry, serving as a director provides the Board with invaluable Company and industry insight. Mr. Mixon has become a leading national spokesman for medical equipment manufacturers and distributors and one of the visionary forces driving strategy and change across the industry. Mr. Mixon’s experience, influence and deep knowledge of the Company and its industry provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations.

Directors whose Terms Will Expire in 2012

James C. Boland, 70, has been a director since 1998 and was appointed as Invacare’s Lead Director in February 2008. Mr. Boland, prior to his retirement in 2007, served for nine years as President, Chief Executive Officer and Vice Chairman of the Cavaliers Operating Company, LLC (formerly Cavaliers/Gund Arena Company) operator of the Cleveland Cavaliers professional basketball team and Quicken Loans Arena. Prior to his time with the Cavaliers, Mr. Boland served for 22 years as a partner of Ernst & Young LLP in various roles, including Vice Chairman and Regional Managing Partner as well as a member of the firm’s Management Committee from 1988 to 1996, and as Vice

Chairman of National Accounts from 1997 to his retirement from the firm in 1998. Mr. Boland also is a director of The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products, The Goodyear Tire & Rubber Company (NYSE), Akron, Ohio, one of the world’s leading manufacturers of tires and rubber products and Developers Diversified Realty Corporation (NYSE), a real estate investment trust. From 2004 to 2005, Mr. Boland served as a director of International Steel Group, Inc. (NYSE), Cleveland, Ohio, a manufacturer and distributor of diversified steel products.

The Board concluded that Mr. Boland should serve as a director of the Company primarily due to his extensive financial and accounting expertise and experience as an independent auditor and director of public companies. Mr. Boland previously managed one of the world’s largest independent public accounting firms and serves as an audit committee chair or member of three other public companies, which provides a background and understanding of current accounting, auditing, risk management and governance best practices. His knowledge of accounting principles, financial reporting rules and regulations, evaluating financial results and financial reporting oversight, as well as his experience in managing corporate governance structures, is of particular value to the Board in its evaluation and management of risk, including financial risk and internal controls.

Gerald B. Blouch, 63, has been President and a director of Invacare since November 1996. Mr. Blouch has been Chief Operating Officer since December 1994 and Chairman — Invacare International since December 1993. Previously, Mr. Blouch was President — Homecare Division from March 1994 to December 1994 and Senior Vice President — Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer of Invacare from May 1990 to May 1993 and Treasurer of Invacare from March 1991 to May 1993.

The Board concluded that Mr. Blouch should serve as a director of the Company primarily due to his over twenty years of experience with the Company, which has given Mr. Blouch a deep knowledge and understanding of the Company and the financial and operational aspects of its business, as well as the competitive environment in which it operates. Mr. Blouch has demonstrated his leadership abilities and his commitment to the Company since he was appointed an executive of Invacare in 1990 and his intimate knowledge of all of the major functional areas of the Company is invaluable to the Board.

William M. Weber, 70, has been a director since 1988. In August 2005, Mr. Weber became President and CEO of Air Enterprises L.L.C., which designs and manufactures custom high end air handling equipment for critical areas in the hospital, drug and educational markets. Mr. Weber also served as a director of Air Enterprises L.L.C. From 1994 to 2005, Mr. Weber was President of Roundcap L.L.C. and a principal of Roundwood Capital L.P., a partnership that invested in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.

The Board concluded that Mr. Weber should serve as a director of the Company primarily due to his lengthy experience in managing diverse private businesses, and his financial expertise, particularly in analyzing financial information across a wide variety of investment profiles. Mr. Weber’s insight with respect to financial and operational matters is particularly valuable to the Board as the Company faces the business challenges posed by current economic conditions. As a founding investor of the Company, Mr. Weber also has great knowledge of and familiarity with Invacare’s business and operations. Mr. Weber’s financial expertise is of particular value to the Board in evaluating and managing the Company’s financial risks and internal controls through his role as Chair of the Audit Committee.

Charles S. Robb, 70, was elected as a director effective March 1, 2010. Mr. Robb served as Lt. Governor of Virginia from 1978 to 1982, as Virginia’s 64th governor from 1982 to 1986, and as a

United States Senator from 1989 to 2001. Since leaving the Senate, Senator Robb has been a Distinguished Professor of Law and Public Policy at George Mason University and has served as Chairman of the Board of Visitors at the United States Naval Academy and Co-Chairman of the President’s Commission on Intelligence Capabilities of the United States Regarding Weapons of Mass Destruction. He has also been a member of the President’s Intelligence Advisory Board, the Secretary of State’s International Security Advisory Board and the FBI Director’s Advisory Board, as well as the Iraq Study Group and several other national security advisory boards and commissions. He is currently Vice Chairman of the Board of Trustees of the MITRE Corporation, a not-for-profit organization that conducts federally funded research and development.

The Board concluded that Mr. Robb should serve as a director of the Company primarily due to his extensive experience in both state and federal government and in international affairs. This experience is particularly important today as the current administration attempts to reform the healthcare system, potentially having a significant impact on the Company’s operations. As the former governor of Virginia and the chairman and/or member of the various organizations listed above, Mr. Robb brings a unique perspective to the Board in its evaluation of the Company’s management and organization, and in its role and success during the ongoing evolution of the healthcare industry. Additionally, Senator Robb’s international experience will be beneficial to the Board as it oversees the Company’s global operations and entry into new markets.

Invacare’s Board of Directors recommends that shareholders vote “FOR” the election of the four directors to the class whose three-year term will expire in 2013.

APPROVAL AND ADOPTION OF AMENDMENTS TO THE COMPANY’S CODE OF REGULATIONS

TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

(Proposal No. 2)

Shareholders are being asked to approve an amendment to our Code of Regulations that would declassify the Board of Directors and provide for the annual election of directors beginning at our 2011 Annual Meeting of Shareholders. The Board believes that the proposed Regulations will reinforce the Board’s accountability to the shareholders by allowing shareholders to elect the Company’s directors on an annual basis. Accordingly, the Board of Directors unanimously recommends that shareholders vote “FOR” this Proposal.

Article III of the current Code of Regulations divides the Board of Directors into three classes with members of each class serving three-year terms. Each director currently serves a three-year term, and directors for one of the three classes are elected each year.

The Board of Directors, following the recommendation of its Governance Committee, unanimously voted to approve, and to recommend to Invacare’s shareholders that they approve, a proposal to amend the Code of Regulations to declassify the Board of Directors in stages beginning in 2011, providing instead for the annual election of directors. If the proposal is approved by the shareholders, it will be effective for our 2011 Annual Meeting of Shareholders. Directors who had been elected previously for three-year terms expiring after the 2011 Annual Meeting of Shareholders would serve the balance of their respective terms so that no director previously elected to a multi-year term would have his or her term shortened. Consequently, under the proposed amendments, the first class of directors to be elected to one-year terms would be in 2011. Directors standing for election at the 2012 and 2013 Annual Meetings of Shareholders would be elected to one-year terms so that upon the conclusion of the 2013 Annual Meeting of Shareholders, the declassification of the Board would be complete and all directors would serve a one-year term. The proposed amendment would allow the directors elected at the 2010 annual meeting of shareholders to serve a three-year term, and any director elected to fill a vacancy that does not result from a newly created board seat will hold office for the remainder of the full term of the director he or she is replacing.

Proponents of classified boards assert they promote the independence of directors because directors elected for multi-year terms would be less subject to outside influence. Proponents also believe they provide continuity and stability in the management of the business and affairs of a company since a majority of directors always will have prior experience as directors of the company. This continuity may assist a company in long-term strategic planning. These proponents further assert classified boards may enhance shareholder value by forcing an entity seeking control of a target company to initiate arm’s length discussions with the board of a target company because the entity would be unable to replace the entire board in a relatively short period of time.

On the other hand, some investors have stated that the very characteristics of classified boards that promote stability also have an effect of reducing accountability to shareholders because classified boards limit the ability of shareholders to elect all directors on an annual basis. A staggered board structure also may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. In addition, opponents of a classified board assert that it may deter some tender offers or substantial purchases of stock that might give shareholders the opportunity to sell their shares at a price in excess of what they would otherwise receive.

At Invacare’s 2008 Annual Meeting of Shareholders, a shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board and establish the annual election of directors was supported by a majority of the votes cast at the meeting. In 2009, after substantial consideration and discussion with the shareholder proponent, and in light of shareholders’ apparent desire to declassify the Board, the Board of Directors committed to submitting and recommending to shareholders a proposal to declassify the Board at the 2010 Annual Meeting of Shareholders. Accordingly, while the Board of Directors still believes there are compelling reasons to maintain a classified board, the Board of Directors has proposed declassifying the Board in furtherance of its goal of ensuring sound corporate governance policies.

The Board of Directors unanimously recommends that shareholders vote “FOR”

the adoption of an amendment to the Company’s Code of Regulations to declassify the Board of Directors and provide for the annual election of directors.

REAFFIRMING APPROVAL OF THE INVACARE CORPORATION EXECUTIVE INCENTIVE BONUS PLAN

(Proposal No. 3)

We are asking our shareholders to reapprove the Invacare Corporation Executive Incentive Bonus Plan (the “Executive Incentive Bonus Plan”) in order to ensure the continued deductibility of certain compensation paid under the Executive Incentive Bonus Plan. The Executive Incentive Bonus Plan previously was approved by the Board of Directors and the shareholders in 2005, when it was first implemented, and still remains in effect. On March 9, 2010, the Executive Incentive Bonus Plan was amended to change the definition of a “change in control” of the Company under the plan to conform to the definition of a “change in control” under the Company’s Amended and Restated 2003 Performance Plan, which was approved by shareholders at the 2009 Annual Meeting of Shareholders. The complete text of the Executive Incentive Bonus Plan is attached as Appendix B to this proxy statement.

Reason for Seeking Shareholder Reaffirmation of Approval

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the Company’s tax deduction to $1,000,000 per executive per year for certain compensation paid to each of its chief executive officer and the other four highest compensated executives of the Company at the end of the Company’s taxable year (each a “Covered Employee”). In general, the regulations under Section

162(m) exempt from this limitation compensation that is, among other things, calculated based on “objective” performance criteria and awarded under a plan that has received shareholder approval. Further, regulations under the Code require that a plan such as our Executive Incentive Bonus Plan be reapproved by the shareholders at least every five years in order to qualify for this exemption. Five years has passed since the shareholders last approved the Executive Incentive Bonus Plan. Therefore, the Board recommends that shareholders reaffirm their approval of the Executive Incentive Bonus Plan so that the Company may, if all other requirements are met, fully deduct the payment of certain incentive awards to the Covered Employees in compliance with Section 162(m) of the Code.

Executive Incentive Bonus Plan Summary

Purpose.    The Executive Incentive Bonus Plan is intended to provide an incentive to the Company’s executive officers to improve the Company’s operating results and to enable the Company to recruit and retain key officers by making the Company’s overall compensation program competitive with compensation programs of other companies with which the Company competes for executive talent.

Administration.    The plan is administered by the Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”), which generally has the authority to determine the manner in which the Executive Incentive Bonus Plan will operate, to interpret the provisions of the plan and to make all determinations under the plan.

Eligibility and Participation.    All officers of the Company are eligible to be selected to participate in the Executive Incentive Bonus Plan. The Compensation Committee has the discretion to select those officers who will participate in the plan in any given year. A participant must be employed by the Company on the payment date in order to receive an award under the Executive Incentive Bonus Plan, unless the officer’s employment terminated prior to the payment date as a result of death, disability, or retirement. Unless the Compensation Committee determines otherwise, an officer whose employment terminates for any other reason prior to the payment date will not be eligible to receive a bonus award. For 2009, the Compensation Committee determined that the eligible participants under the plan included Messrs. Mixon, Blouch, Gudbranson, Richey and Slangen, as well as the Company’s Senior Vice President, General Counsel and Secretary and the Senior Vice President of Human Resources.

Awards under the Executive Incentive Bonus Plan.    Awards under the plan are designed to ensure that the compensation of the Company’s officers is commensurate with their responsibilities and contribution to the success of the Company based on market levels indicated by compensation data obtained from time to time by the Company or the independent consultant engaged by the Compensation Committee. For each calendar year or other predetermined performance period, the Compensation Committee will establish a target bonus for each eligible officer, payable if a specified performance goal is satisfied for such performance period.

Performance Goals.    The performance goal for each performance period will provide for a targeted level or levels of performance using one or more of the following predetermined measurements: stock price, net sales, income from operations, earnings before income tax, earnings per share, cost controls, return on assets, and return on net assets employed. For 2009, the bonus award was based upon satisfaction of an adjusted earnings per share target, as further described in the footnotes to the Grants of Plan-Based Awards table below in the section entitled “Report of the Compensation and Management Development Committee on Executive Compensation.”

The performance goal for a performance period is established in writing by the Compensation Committee on or before the latest date permissible to enable the bonus award to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code. During this same time period, the Compensation Committee may adjust or modify the calculation of a performance goal for the performance period in order to prevent the dilution or enlargement of the rights of participants (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions; and (3) in view of the Compensation Committee’s assessment of the Company’s business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant by the Compensation Committee. The Compensation Committee may establish various levels of bonus depending upon relative performance toward a performance goal.

The target bonus payable to any officer for a performance period is a specified percentage of the officer’s compensation for the performance period, but in no event will the bonus payable to any officer for a performance period exceed $5,000,000. This maximum bonus amount was set in part to permit the Executive Incentive Bonus Plan to accommodate continued growth of the Company and also to comply with the requirements of Section 162(m) of the Internal Revenue Code. The Board of Directors believes that this limit will provide the Compensation Committee with sufficient flexibility to reward exceptional contributions toward the Company’s success. As described in the Compensation Discussion and Analysis elsewhere in this proxy statement, the Compensation Committee currently seeks to give each executive officer an opportunity to earn an annual cash bonus if the target is achieved that would result in total annual cash compensation to the executive officer that approximates the 75th market percentile of compensation paid by other employers with which the Company may compete for executive talent.

In the event of a change in control of the Company, the amount payable to each eligible participant in the plan at the time of such change in control would be equal to the greater of (1) the target bonus that would have been paid if the performance goal for the calendar year in which the change in control occurs had been achieved, or (2) the bonus that would have been paid to the participant if the performance goal that was actually achieved during the portion of the calendar year which occurs prior to the change in control is annualized for the entire calendar year.

If the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by a participant in the Executive Incentive Bonus Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (1) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (3) the amount of the bonus or incentive compensation that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may terminate the participant’s employment, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.

Amendment and Termination.    The Company reserves the right, exercisable by the Compensation Committee, to amend the Executive Incentive Bonus Plan at any time and in any respect, or to terminate the plan in whole or in part at any time and for any reason. Amendments will be subject to the approval of the Company’s shareholders in such manner and with such frequency as is required under Section 162(m) of the Internal Revenue Code.

New Plan Benefits.    The amount payable to an officer under the Executive Incentive Bonus Plan is subject to discretion as to the target amount, the performance goals selected and whether the amount resulting from achievement of such goal will actually be paid. The amount that will be paid in the future to any eligible officer is not presently determinable. The table below shows, for the individual groups described, bonuses earned under the Executive Incentive Bonus Plan in fiscal 2009. These awards are not necessarily indicative of awards that we may make in the future:

Name and Position	Fiscal 2009 Bonus Dollar Value
A. Malachi Mixon, III	1,327,200
Chairman and Chief Executive Officer
Gerald B. Blouch	791,160
President and Chief Operating Officer
Robert K. Gudbranson	304,650
Chief Financial Officer
Joseph B. Richey, II	391,500
President — Invacare Technologies and Senior Vice President — Electronics and Design Engineering
Louis F.J. Slangen	358,200
Senior Vice President — Global Sales and Marketing
Executive Group(1)	3,550,993
Non-Executive Director Group(2)	None
Non-Executive Officer Employee Group(2)	None

(1)	Executive Group includes Messrs. Mixon, Blouch, Gudbranson, Richey and Slangen and the Company’s Senior Vice President, General Counsel and Secretary and Senior Vice President of Human Resources.

(2)	Non-employee directors and non-executive officers are not eligible to participate in the plan.

Reaffirmation of Approval of the Executive Incentive Bonus Plan

We believe that the Company’s best interests will be served by the reapproval of the Executive Incentive Bonus Plan. The Executive Incentive Bonus Plan will enable the Company to be in a position to preserve, where appropriate, the tax deductability of incentive awards of key executives under the plan. Approval of Proposal No. 3 requires the affirmative vote of a majority of the votes cast.

The Board of Directors unanimously recommends that shareholders vote “FOR”

the reaffirmation of approval of the Invacare Corporation Executive Incentive Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal No. 4)

The Audit Committee has appointed Ernst & Young LLP to continue as the Company’s independent auditors and to audit its financial statements for the year ended December 31, 2010. The Audit Committee and the Board of Directors are asking you to ratify this appointment. During the year ended December 31, 2009, Ernst & Young LLP served as the Company’s principal auditors and provided tax and other services. See “Independent Auditors.” Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Invacare’s Board of Directors unanimously recommends that shareholders vote “FOR”

the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

Who are the largest holders of Invacare’s outstanding common shares and what is their total voting power?

The following table shows, as of February 23, 2010, the beneficial share ownership of each person or group known by Invacare to beneficially own more than 5% of either class of common shares of Invacare:

Name and business address of beneficial owner	Common Shares Beneficially owned		Class B Common Shares Beneficially owned*		Percentage of total voting power beneficially owned
	Number of Shares	Percentage	Number of Shares	Percentage
A. Malachi Mixon, III	1,956,719	5.7%	703,912	63.4%	19.9%
One Invacare Way,
Elyria, Ohio 44035(1)

Joseph B. Richey, II	803,993	2.4%	376,262	33.9%	10.3%
One Invacare Way, Elyria, Ohio 44035(2)

Allianz Global Investors of America, L.P. 680	2,085,000	6.3%	—	—	4.7%
Newport Center Drive, Suite 250 Newport Beach, CA 92660(3)(4)

Bank of America Corporation	1,919,102	5.8%	—	—	4.3%
100 North Tryon Street
Floor 25, Bank of America Corporate Center
Charlotte, NC 28255(3)(5)

Dimensional Fund Advisors LP	1,937,235	5.8%	—	—	4.4%
Palisades West, Building One
6300 Bee Cave Road,
Austin, TX 78746(3)(6)

BlackRock, Inc.	2,651,042	8.0%	—	—	6.0%
40 E. 52nd Street
New York, NY 10022(3)(7)

Lord, Abbet & Co.	1,967,529	5.9%	—	—	4.4%
90 Hudson Street
Jersey City, NJ 07302(3)(8)

Whitebox Advisors, LLC	1,788,536	5.4%	—	—	4.0%
3033 Excelsior Boulevard
Minneapolis, MN (3)(9)

The Vanguard Group, Inc.	2,029,874	6.1%	—	—	4.6%
100 Vanguard Blvd.
Malvern, PA 19355(3)(10)

AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle	1,275,192	3.8%	—	—	2.8%
25, rue Drouot
75009 Paris, France(3)(11)

*	All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1)	Includes 914,450 common shares that may be acquired upon the exercise of stock options during the 60 days following February 23, 2010. For the purpose of calculating the percentage of outstanding common shares and voting power beneficially owned by Mr. Mixon, the common shares which he had the right to acquire during that period upon the exercise of stock options are considered to be outstanding. The number of shares shown as beneficially owned by Mr. Mixon also includes (i) 18,721 common shares owned by the trustee for Invacare Retirement Savings Plan, (ii) 39,884 common shares owned of record by Mr. Mixon’s spouse, (iii) 24,576 common shares owned by the trustee for a 1997 grantor retained annuity trust created by Mr. Mixon, (iv) 24,577 common shares owned by the trustee for a 1997 grantor retained annuity trust created by Mr. Mixon’s spouse, (v) 166,000 common shares owned by the trustee for a 2009 grantor retained annuity trust created by Mr. Mixon, and (vi) 166,000 common shares owned by the trustee for a 2009 grantor retained annuity trust created by Mr. Mixon’s spouse. Mr. Mixon disclaims beneficial ownership of the shares held by his spouse and the grantor retained annuity trusts created by the reporting person’s spouse.

(2)	Includes 131,775 common shares, which may be acquired upon the exercise of stock options during the 60 days following February 23, 2010. For the purpose of calculating the percentage of outstanding common shares and voting power beneficially owned by Mr. Richey, the common shares which he had the right to acquire during that period upon the exercise of stock options are considered to be outstanding.

(3)	The number of common shares beneficially owned is based upon a Schedule 13G or 13G/A filed by the holder with the SEC to reflect share ownership as of December 31, 2009.

(4)	Based solely on a Schedule 13G/A filed February 11, 2010, which reports that Allianz Global Investors of America, L.P. is the parent holding company of Allianz Global Investors Management Partners LLC, Nicholas-Applegate Capital Management LLC, Oppenheimer Capital LLC and NFJ Investment Group LLC. Nicholas-Applegate Capital Management LLC has sole voting and dispositive power over 267,100 shares and NFJ Investment Group LLC has sole voting and dispositive power over 1,817,900 shares.

(5)	Bank of America Corporation, Bank of America, NA, Columbia Management Advisors, LLC, IQ Investment Advisors LLC and Merrill Lynch, Pierce, Fenner & Smith, Inc. (“BOA,” “BANA,” “CMA,” “BOAIA,” “IQIA” and “MPFS”, respectively) have shared voting and dispositive power over the shares. As reported in a Schedule 13G/A filed February 2, 2010, BOA has shared voting power over 1,516,870 of the shares and shared dispositive power over 1,919,102 of the shares. BANA has shared voting power over 1,321,038 of the shares and shared dispositive power over 1,723,270 of the shares. CMA has sole voting power over 1,301,800 of the shares, shared voting power over 6,800 of the shares, sole dispositive power over 1,705,370 of the shares and shared dispositive power over 9,900 shares. BOAIA has shared voting power over 4,438 of the shares. IQIA has shared voting and dispositive power over 3,600 of the shares. MPFS has sole voting and dispositive power over 191,732 of the shares.

(6)	Based solely on a Schedule 13G/A filed February 10, 2010, which reports that Dimensional Fund Advisors LP (“DFA”) may be deemed to be the beneficial owner of 1,937,235 common shares as a result of acting as investment advisor to or manager of various companies, trusts and accounts (the “DFA Funds”). In its role as investment advisor or manager, DFA possesses sole voting power for 1,898,973 shares and sole dispositive power for 1,937,235 shares that are owned by the DFA Funds. DFA disclaims beneficial ownership of those common shares because they are owned by the DFA Funds.

(7)	Based solely on a Schedule 13G filed on January 29, 2010 by BlackRock, Inc., which has sole voting power over 2,651,042 of the shares and sole dispositive power over 2,651,042 of the shares.

(8)	Based solely on a Schedule 13G filed on February 12, 2010 by Lord, Abbett & Co. LLC, which has sole voting power over 1,724,729 of the shares and sole dispositive power over 1,967,529 of the shares.

(9)	Whitebox Advisors, LLC (“WA”), Whitebox Convertible Arbitrage Advisors, LLC (“WCAA”), Whitebox Convertible Arbitrage Partners, L.P. (“WCAP”), Whitebox Concentrated Convertible Arbitrage Fund , L.P. (“WCCAFLP”), Whitebox Concentrated Convertible Arbitrage Fund, Ltd. (“WCCAFLTD”), Whitebox Combined Advisors, LLC (“WCA”), Whitebox Combined Partners, L.P. (“WCP”), Whitebox Multi-Strategy Fund , L.P. (“WMSFLP”), Whitebox Multi-Strategy Fund, Ltd. (“WMSFLTD”), Whitebox Diversified Convertible Arbitrage Advisors, LLC (“WDCAA”), Whitebox Diversified Convertible Arbitrage Partners, L.P. (“WDCAP”), Whitebox Diversified Convertible Arbitrage Fund, L.P. (“WDCAFLP”), Whitebox Diversified Convertible Arbitrage Fund, Ltd. (“WDCAFLTD”), Pandora Select Advisors, LLC (“PSA”), Pandora Select Partners, L.P. (“PSP”), Pandora Select Fund, L.P. (“PSFLP”), Pandora Select Fund, Ltd. (“PSFLTD”), HFR RVA Combined Master Trust (“HFR”) and IAM Mini-Fund 14 Limited (“IAM”) have shared voting and dispositive power over the shares as a result of direct or indirect ownership of the Company’s 4.125% Convertible Senior Subordinated Debentures due 2027. As reported in a Schedule 13G filed February 9, 2010, WA has shared voting power over 1,788,536 of the shares and shared dispositive power over 1,788,536 of the shares. WCAA, WCAP, WCCAFLP and WCCAFLTD each have shared voting power over 550,617 of the shares and shared dispositive power over 550,617 of the shares, respectively. WCA, WCP, WMSFLP and WMSFLTD each have shared voting power over 854,399 of the shares and shared dispositive power over 854,399 shares, respectively. WDCAA, WDCAP, WDCAFLP and WDCAFLTD each have shared voting power over 19,360 of the shares and shared dispositive power over 19,360 shares, respectively. PSA, PSP, PSFLP and PSFLTD each have shared voting power over 201,662 of the shares and shared dispositive power over 201,662 shares, respectively.

(10)	Based solely on a Schedule 13G/A filed on February 5, 2010 by The Vanguard Group, Inc., which has sole voting power over 42,092 of the shares, sole dispositive power over 1,987,782 of the shares and shared dispositive power over 42,092 of the shares.

(11)	AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA, and AXA Financial, Inc. (“AXAM,” “AXAVM,” “AXA,” and “AXAF,” respectively) have shared voting and dispositive power over the shares. As reported in a Schedule 13G/A filed on February 12, 2010, AXAM has sole voting power over 777,689 of the shares and sole dispositive power over 1,275,192 of the shares. AXAVM has sole voting power over 777,689 of the shares and sole dispositive power over 1,275,192 of the shares. AXA has sole voting power over 777,689 of the shares and sole dispositive power over 1,275,192 of the shares. AXAF has sole voting power over 226,987 of the shares and sole dispositive power over 233,167 of the shares.

How many common shares do each of Invacare’s directors and executive officers hold and what is their level of total voting power?

The following table sets forth, as of February 23, 2010, the beneficial share ownership of all directors, our Chief Executive Officer and our four other highest paid executive officers and all directors and executive officers as a group:

Name of beneficial owner	Common Shares beneficially owned		Class B Common Shares beneficially owned**		Percentage of total voting power beneficially owned
	Number of shares	Percentage	Number of shares	Percentage
Gerald B. Blouch(3)	577,361	1.7%	—	—	1.3%
James C. Boland(3)	63,841	*	—	—	*
Michael F. Delaney(3)	35,733	*	—	—	*
Robert K. Gudbranson(3)	40,130	*	—	—	*
C. Martin Harris, M.D.(3)	28,262	*	—	—	*
Bernadine P. Healy, M.D.(3)	51,921	*	—	—	*
John R. Kasich(3)	47,736	*	—	—	*
Dale C. LaPorte(3)	26,609	*	—	—	*
A. Malachi Mixon, III(1)	1,956,719	5.7%	703,912	63.4%	19.9%
Dan T. Moore, III(3)	124,050	*	—	—	*
Joseph B. Richey, II(2)	803,993	2.4%	376,262	33.9%	10.3%
Charles S. Robb(4)	—	—	—	—	—
Louis F.J. Slangen(3)	187,818	*	—	—	*
William M. Weber(3)(5)	96,240	*	—	—	*
All executive officers and Directors as a group (15 persons)(3)	4,072,363	11.6%	1,080,174	97.3%	32.2%

*	Less than 1%.

**	All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1)	See Footnote 1 to the preceding table.

(2)	See Footnote 2 to the preceding table.

(3)	The common shares beneficially owned by Invacare’s executive officers and directors as a group include an aggregate of 1,860,332 common shares which may be acquired upon the exercise of stock options during the 60 days following February 23, 2010. For the purpose of calculating the percentage of outstanding common shares and voting power beneficially owned by each of Invacare’s executive officers and directors, and all of them as a group, common shares which they had the right to acquire upon the exercise of stock options within 60 days of February 23, 2010 are considered to be outstanding. The number of common shares that may be acquired upon the exercise of such stock options for the noted individuals is as follows: Mr. Blouch, 338,175 shares; Mr. Boland, 52,564 shares; Mr. Delaney, 21,636 shares; Mr. Gudbranson, 19,325 shares; Dr. Harris, 25,462 shares; Dr. Healy, 34,086 shares; Mr. Kasich, 44,936 shares; Mr. LaPorte, 1,964 shares; Mr. Mixon, 914,450 shares; Mr. Moore, 29,898 shares; Mr. Richey, 131,795 shares; Mr. Robb, no shares; Mr. Slangen, 146,875 shares; and Mr. Weber, 32,299 shares.

(4)	Charles S. Robb was elected as a director of the Company effective March 1, 2010.

(5)	All shares are pledged in a margin account.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose late filings of reports of stock ownership, and changes in stock ownership, by our directors and executive officers. The Company believes that all of its officers and Directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2009, except for the grants of a stock option to purchase 6,071 common shares to Mr. Boland and a stock option to purchase 802 common shares to Mr. Delaney on December 11, 2009, each of which was reported on a Form 4 filed December 16, 2009.

CORPORATE GOVERNANCE

How many times did the Board meet in 2009?

The Board of Directors held four meetings during the fiscal year ended December 31, 2009, including an annual two-day strategic planning meeting. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period he or she served as a director and (2) the total number of meetings held by committees of the Board on which he or she served. Board members are expected to attend Invacare’s annual meeting of shareholders, and each director attended last year’s annual shareholders meeting.

The non-management directors meet in executive sessions after the end of each of the regularly scheduled Board meetings. Independent directors meet in executive sessions at least once per year. The Company’s Lead Director, who is currently James C. Boland, presides over executive sessions.

What codes of ethics apply to directors, officers and employees?

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. We also have adopted a separate Financial Code of Ethics that applies to our Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal financial officer and principal accounting officer) and our controller or persons performing similar functions. You can find both codes on our website at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. We will post any amendments to the codes, as well as any waivers that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission and the New York Stock Exchange, within four business days, on our website.

Has the Board adopted corporate governance guidelines?

The Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines contain principles that, along with the charters of the standing committees of the Board of Directors, provide the framework for Invacare’s corporate governance. Among other things, the Corporate Governance Guidelines establish principles relating to:

•	the composition of the Board of Directors, including independence and other qualification requirements;

•	responsibilities and functions of the Board of Directors, such as meeting, orientation and continuing education guidelines;

•	responsibilities of the Chairman and Chief Executive Officer and the Lead Director;

•	the establishment and functioning of Board committees;

•	executive sessions of non-management directors;

•	succession planning;

•	Board access to management, and evaluation of the Board and the Chief Executive Officer;

•	communication and interaction by the Board with shareholders and other interested parties;

•	share ownership guidelines for directors and executive officers;

•	engagement by an independent committee of the Board with shareholder proponents following a majority vote on a shareholder proposal; and

•	periodic self-assessment by the Board and each Board committee.

A copy of the Corporate Governance Guidelines can be found on Invacare’s website at www.invacare.com by clicking on the link for Investor Relations.

Who are the current members of the different Board committees?

Director	Audit Committee		Nominating Committee		Compensation and Management Development Committee		Investment Committee		Governance Committee
Gerald B. Blouch
James C. Boland +	*				*	*			*	*
Michael F. Delaney			*				*
C. Martin Harris, M.D.			*						*
Bernadine P. Healy, M.D.					*		*	*
Dale C. LaPorte							*
John R. Kasich			*	*					*
A. Malachi Mixon, III
Dan T. Moore, III	*		*
Joseph B. Richey, II
William M. Weber	*	*			*				*
Charles S. Robb							*

*	Member

**	Chairperson

+	Lead Director

What are the principal functions of the Board committees?

The Board has an Audit Committee; a Nominating Committee; a Compensation and Management Development Committee; an Investment Committee; and a Governance Committee.

Audit Committee.    The Audit Committee assists the Board in monitoring (i) the integrity of Invacare’s financial statements, (ii) the independence, performance and qualifications of Invacare’s internal and independent auditors, and (iii) Invacare’s compliance with legal and regulatory requirements. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors, a copy of which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Audit Committee met eight times during 2009, including four meetings by teleconference.

Our Board has determined that each member of the Audit Committee satisfies the current independence standards of the New York Stock Exchange listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board also has determined that each of James C. Boland and William M. Weber qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. As audit committee financial experts, and each of Messrs. Boland and Weber satisfies the New York Stock Exchange accounting and financial management expertise requirements. Mr. Boland currently serves on the audit committees of four publicly-traded companies. The Board has determined that Mr. Boland’s simultaneous service on the audit committees of four publicly-traded companies will not impair his ability to effectively serve on Invacare’s Audit Committee.

Nominating Committee.    The Nominating Committee assists the Board in identifying and recommending individuals qualified to become directors and will consider all qualified nominees recommended by shareholders. Each of the current members of the Nominating Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare’s Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Nominating Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Nominating Committee met two times during 2009.

Compensation and Management Development Committee.    The Compensation and Management Development Committee assists the Board in developing and implementing (i) executive compensation programs that are fair and equitable and that are effective in the recruitment, retention and motivation of executive talent required to successfully meet Invacare’s strategic objectives and (ii) a management succession plan that meets Invacare’s present and future needs. See “Compensation Discussion and Analysis” below for additional information on the committee and its activities. Each of the current members of the Compensation and Management Development Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare’s Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Compensation and Management Development Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Compensation and Management Development Committee met three times during 2009.

Investment Committee.    The Investment Committee assists the Board in monitoring the investments of the Invacare Retirement Savings Plan and other plans designated by the Board or the Investment Committee. The Board of Directors has adopted a charter for the Investment Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Investment Committee met two times during 2009.

Governance Committee.    The Governance Committee assists the Board on all matters relating to corporate governance of the Company, including, but not limited to, the development and implementation of the Company’s corporate governance policies and guidelines. Each of the current members of the Governance Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare’s Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Governance Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Governance Committee met one time during 2009.

How does the Board manage potential risks?

Risk is inherent in any business and our management is responsible for the day-to-day management of risks that we face. The Board, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to evaluate the risk management process to ensure its adequacy and to seek assurances that it is implemented properly by management.

The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Relevant members of senior management attend the Board’s quarterly meetings, as well as Board committee meetings, in order to address any questions or concerns raised by the Board on risk management-related and other matters. At each meeting, the Board of Directors receives presentations from senior management on business operations, financial results and strategic matters, including a quarterly assessment of the sensitivity of the various financial, operational and strategic risks faced by the Company, and discusses our strategies, key challenges, and risks and opportunities.

The Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. Risk assessment reports are regularly provided by management and our internal auditors to the Audit Committee. The Compensation and Management Development Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning for executive officers. The Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and structure, code of conduct, insider trading, conflict of interest policies and corporate governance. The Nominating Committee assists the Board in overseeing the membership and independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about those risks and committee activities through committee reports.

Does the Board have a Lead Director?

James C. Boland serves as the Lead Director of the Board of Directors. The Lead Director is responsible for coordinating the activities of the independent directors, including the following specific responsibilities:

(i) advising the Chairman and Chief Executive Officer as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;

(ii) providing the Chairman and Chief Executive Officer with input as to the preparation for the agendas for the Board and Committee meetings;

(iii) advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

(iv) interviewing, along with the chair of the Nominating Committee, all Board candidates, and making recommendations to the Nominating Committee and the Board;

(v) assisting the Board and Company officers in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines;

(vi) recommending revisions to the Corporate Governance Guidelines as appropriate;

(vii) coordinating and developing the agenda for and moderating executive sessions of the Board’s independent directors; acting as principal liaison between the independent directors and the Chairman and Chief Executive Officer on sensitive issues;

(viii) evaluating, along with the members of the Compensation and Management Development Committee, the Chairman and Chief Executive Officer’s performance; meeting with the Chairman and Chief Executive Officer to discuss the Board’s evaluation;

(ix) discussing with the Chairman and Chief Executive Officer and the Governance Committee the membership of the various Board Committees, as well as selection of the Committee chairs;

(x) responding to the concerns of any directors, whether or not these concerns are discussed with the full Board;

(xi) assisting the Governance Committee in its role in connection with the annual self-evaluation process of the Board and its committees;

(xii) acting as a resource for, and counsel to, the Chairman and Chief Executive Officer; and

(xiii) performing other responsibilities as delegated by the Board.

A description of the responsibilities of the Lead Director also is included as Exhibit C to Invacare’s Corporate Governance Guidelines, which is available at www.invacare.com by clicking on the link for Investor Relations.

Why does the Chief Executive Officer serve as the Chairman of the Board?

The Board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and industry. The Board believes that combining the roles of Chief Executive Officer and Chairman of the Board provides an efficient and effective leadership model for Invacare by fostering clear accountability, effective decision-making, and alignment of corporate strategy. The Board’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company and industry-specific experience and expertise. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chief Executive Officer and Chairman, together with an independent lead director having the duties described above, is in the best interests of shareholders because it strikes an appropriate balance for the Company; with the CEO also serving as Chairman, there is unified leadership and a focus on strategic development and execution, while the Lead Director helps assure independent oversight of management.

How does the Board determine whether non-employee directors are independent?

To be considered independent under the New York Stock Exchange independence criteria under Section 303A (the “NYSE Standards”), the Board of Directors must determine that a director does not have a direct or indirect material relationship with Invacare. The Board of Directors has adopted the following guidelines (set forth in the Corporate Governance Guidelines) to assist it in making such determinations:

A director will be considered independent if he or she, at any time that is considered relevant under the NYSE Standards (subject to any applicable transition rules of the NYSE Standards):

(i) has not been employed by Invacare or its affiliates;

(ii) has not had an immediate family member who has been employed by Invacare or its affiliates as an executive officer;

(iii) has not received, and has not had an immediate family member who has received, more than such annual amount of direct compensation from Invacare as may be considered relevant from time to time under the NYSE Standards, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such deferred compensation is not in any way contingent on continued service);

(iv) has not been a partner of Invacare’s present internal or external auditor;

(v) has not had an immediate family member who has been a partner of Invacare’s present internal or external auditor;

(vi) has not had an immediate family member who has been a partner or employee of a present or former internal or external auditor of Invacare who worked on Invacare’s audit;

(vii) has not been a partner or employee of a present or former internal or external auditor of Invacare who worked on Invacare’s audit;

(viii) has not been employed, and has not had an immediate family member who has been employed, as an executive officer of another company where any of Invacare’s present executives serve on that company’s compensation committee; and

(ix) has not been an executive officer or an employee of another company, and has not had an immediate family member who has been an executive officer of another company, that does business with Invacare and makes payments to, or receives payments from, Invacare for property or services in an amount that, in the most recent fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Additionally, the following commercial and charitable relationships will be considered immaterial relationships and a director will be considered independent if he or she does not have any of the relationships described in clauses (i) — (ix) above, and:

(i) is not an executive officer of another company, and does not have an immediate family member who is an executive officer of another company, that is indebted to the Company, or to which Invacare is indebted, where the total amount of either company’s indebtedness to the other is more than 5% of the total consolidated assets of the other company and exceeds $100,000 in the aggregate; and

(ii) does not serve, and does not have an immediate family member who serves, as an officer, director or trustee of a foundation (other than Invacare’s foundation), university, charitable or other not for profit organization, and Invacare’s, or Invacare foundation’s, annual discretionary charitable contributions (any matching of employee charitable contributions will not be included in the amount of contributions for this purpose) to the organization, in the aggregate, are more than 5% percent of that organization’s total annual revenues (or charitable receipts in the event such organization does not generate revenues).

In the event that a director has a relationship of the type described in clauses (i) or (ii) in the immediately preceding paragraph that falls outside of the “safe harbor” thresholds set forth in such clauses (i) and (ii), or if the director had any such relationship during the prior three years that fell outside of such “safe harbor” thresholds, then in any such case, the Board of Directors annually shall determine whether the relationship is material or not, and therefore, whether the director would be independent or not. Invacare will explain in its next proxy statement the basis for any Board of Directors determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth in clauses (i) and (ii) in the immediately preceding paragraph.

In addition, any director serving on the Audit Committee of Invacare may not be considered independent if he or she directly or indirectly receives any compensation from Invacare other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).

The Board examined the transactions and relationships between Invacare and its affiliates and each of the directors, any of their immediate family members and their affiliates. Based on this review, the Board affirmatively determined that each of Messrs. Delaney, Boland, Weber, Kasich, Moore and

Robb and Drs. Harris and Healy is independent and does not have any direct or indirect material relationship with Invacare pursuant to the categorical standards set forth in Invacare’s Corporate Governance Guidelines.

How are proposed director nominees identified, evaluated and recommended for nomination?

The Nominating Committee will seek candidates for an open director position by soliciting suggestions from Committee members, the Chairman of the Board, incumbent directors, senior management or others. The Committee also may retain a third-party executive search firm to identify candidates from time to time. Additionally, the Committee will consider any unsolicited recommendation for a potential candidate to the Board from Committee members, the Chairman of the Board, other Board members, management and shareholders. The Committee will accept shareholder recommendations regarding potential candidates for the Board, provided that shareholders send their recommendations to the Chairperson of the Nominating Committee, c/o Executive Officers, Invacare Corporation, One Invacare Way, Elyria, Ohio 44036, with the following information:

•	The name and contact information for the candidate;

•

A brief biographical description of the candidate, including his or her employment for at least the last five years, educational history, and a statement that describes the candidate’s qualifications to serve as a director;

•

A statement describing any relationship between the candidate and the nominating shareholder, and between the candidate and any employee, director, customer, supplier, vendor or competitor of Invacare; and

•	The candidate’s signed consent to be a candidate and to serve as a director if nominated and elected, including being named in Invacare’s proxy statement.

Once the Nominating Committee has identified a prospective candidate, the Committee makes a determination whether to conduct a full evaluation of the candidate. This initial determination is based primarily on the Board’s need to fill a vacancy or desire to expand the size of the Board, the likelihood that the candidate can meet the Nominating Committee’s evaluation criteria set forth below, as well as compliance with all other legal and regulatory requirements. The Nominating Committee will rely on public information about a candidate, personal knowledge of any committee or Board member or member of management regarding the candidate, as well as any information submitted to the Committee by the person recommending a candidate for consideration. The Nominating Committee, after consultation with the Chairman of the Board, will decide whether additional consideration of the candidate is warranted.

If additional consideration is warranted, the Nominating Committee may request the candidate to complete a questionnaire that seeks additional information about the candidate’s independence, qualifications, experience and other information that may assist the Committee in evaluating the candidate. The Committee may interview the candidate in person or by telephone and also may ask the candidate to meet with senior management. The Committee then evaluates the candidate against the standards and qualifications set out in the Nominating Committee’s charter. While the Board does not maintain a policy regarding the diversity of its members, the Nominating Committee charter specifies that a director should have a range of experience and knowledge relevant to the Company, and that diverse or unique life experiences are a manner in which such relevant experience and knowledge may be gained. The Nominating Committee and the Board believe that the current Board composition reflects an appropriately diverse group of individuals with relevant knowledge and experience that greatly benefits the Company. Additionally, the Nominating Committee shall consider other relevant factors as it deems appropriate (including independence issues and familial or related party relationships).

Before nominating an existing director for re-election at an annual meeting, the Committee will consider:

•	The director’s value to the Board; and

•	Whether the director’s re-election would be consistent with Invacare’s governance guidelines.

After completing the Nominating Committee’s evaluation of new candidates or existing directors whose term is expiring, if the Committee believes the candidate would be a valuable addition to the Board or the existing director is a valued member of the Board, then the Nominating Committee will make a recommendation to the full Board that such candidate or existing director should be nominated by the Board. The Board will be responsible for making the final determination regarding prospective nominees after considering the recommendation of the Committee. These procedures were adhered to with respect to nominees for election at this meeting, who were unanimously recommended by the Nominating Committee and the entire Board of Directors.

How can shareholders and other interested parties communicate with the Board?

Shareholders and other interested parties may communicate their concerns directly to the entire Board or specifically to non-management directors of the Board. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Shareholder Communication, c/o Executive Offices, Invacare Corporation, One Invacare Way, Elyria, Ohio 44036. The status of all outstanding concerns addressed to the entire Board or only to non-management directors will be reported to the Chairman of the Board or to the chair of the Governance Committee, respectively, on a quarterly basis.

Certain Relationships and Related Transactions

The Company has adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which the Company is a participant and in which a director, director-nominee, executive officer, or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by the Governance Committee. Following review, the Governance Committee determines to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to the Company than those available with other unaffiliated parties and the extent of the related person’s interest in the transaction. The Chairman of the Governance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $1,000,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to executive officers and directors of the Company; other companies or charitable organizations where the amounts involved do not exceed $1,000,000 or 2% of the organization’s total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services.

During 2009, Invacare purchased travel services from a third party private aircraft charter company. One of the aircraft available for use by the charter company is owned by an entity owned by Mr. Mixon. Invacare paid approximately $819,000 to the charter company in 2009 for use of the aircraft owned by Mr. Mixon. Invacare has confirmed that the transactions were on terms no less favorable than those Invacare would expect to obtain from unrelated parties.

The relationships described above have been reviewed and ratified in accordance with the Company’s policy for review of transactions with related persons.

AUDIT COMMITTEE AND RELATED MATTERS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight and monitoring of:

•	the integrity of the Company’s financial statements;

•	the independence, performance and qualifications of the Company’s internal and independent auditors; and

•	the Company’s compliance with legal and regulatory requirements.

The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors which is available on the Company’s website (www.invacare.com) by clicking on the Investor Relations tab and then the Corporate Governance link.

Each member of the Audit Committee satisfies the independence requirements set forth in the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal and disclosure controls. Ernst & Young LLP, the Company’s independent registered public accounting firm for 2009, audited the annual financial statements prepared by management and expressed an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Ernst & Young LLP also audited the Company’s internal control over financial reporting as of December 31, 2009, and issued an opinion with respect to the Company’s internal control over financial reporting as of December 31, 2009.

For many years, the Company engaged a third party to conduct internal audit services and report its analyses, findings and recommendations directly to the Audit Committee. In 2009, the Company hired a Director of Compliance and Internal Audit who, together with this third party, conducts the Company’s internal audit processes. During 2009, the Audit Committee met with this third party, the Director of Compliance and Internal Audit and Ernst & Young LLP, with and without management present, to discuss their examinations, their continuing evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s internal procedures and controls over financial reporting.

As part of its oversight responsibilities described above, the Audit Committee met and held discussions with management, with Ernst & Young LLP and with its internal auditors relative to the Company’s financial reporting. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, (Communication with Audit Committees).

In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526 (Communications With Audit Committees Concerning Independence), and by all relevant professional and regulatory standards, related to the auditors’ independence. The Audit Committee discussed with Ernst & Young LLP its independence from the Company and its management and considered the compatibility of non-audit services with the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for its 2010 fiscal year, and the Company is seeking ratification for such appointment at the 2010 Annual Meeting of Shareholders.

AUDIT COMMITTEE

William M. Weber, Chairman

James C. Boland

Dan T. Moore, III

Independent Auditors

The Audit Committee and the Board of Directors have selected Ernst & Young LLP to continue as our independent auditors and to audit the financial statements of Invacare for the fiscal year ending December 31, 2010. The Audit Committee is asking you to ratify this appointment.

Fees for services rendered by Ernst & Young LLP were:

	2009	2008
Audit Fees	$3,414,000	$3,693,000
Audit-Related Fees	15,000	35,000
Tax Fees
Tax Compliance Services	769,000	521,000
Tax Advisory Services	835,000	366,000

	1,604,000	887,000
All Other Fees	—	—

Total	$5,033,000	$4,615,000

Audit Fees.    Fees for audit services include fees associated with the audit of our annual financial statements and review of our quarterly financial statements, including statutory audits required domestically and internationally, and the auditors’ attestation report on internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees associated with providing consents and review of documents filed with the SEC, other services in connection with statutory and regulatory filings or engagements, as well as accounting consultations billed as audit consultations and other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees.    Audit-related services principally include accounting consultations, audits in connection with proposed or completed acquisitions and advisory assistance.

Tax Fees.    Fees for tax services include tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by our independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairperson of the Audit Committee authority to approve certain permitted services, provided that the Chairperson reports any such decisions to the Audit Committee at its next scheduled meeting. During 2009, no services were provided to the Company by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) operates under a written charter adopted by the Board of Directors which describes the responsibilities, functions and authority of the Compensation Committee. The full text of the charter is available on the Company’s website at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link.

Under its charter, the Compensation Committee is responsible for the approval and administration of the Company’s existing and proposed executive compensation plans. Its responsibility includes determining the design of the Company’s executive compensation plans, authorizing the awards to be made pursuant to such plans and reviewing and approving annually all significant compensation decisions relating to the Company’s executive officers, including the Chairman and Chief Executive Officer (the “CEO”) and the other executive officers named in the Summary Compensation Table (together with the CEO, the “Named Executive Officers”).

The members of the Compensation Committee are James C. Boland, Chairman, Bernadine P. Healy and William M. Weber. Each of the current members of the Compensation Committee meets the definitions of (i) an “independent” director within the meaning of the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines, (ii) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

There were three meetings of the Compensation Committee in 2009.

Compensation Consultant

For the past several years, Towers Watson, which was formerly known as Towers Perrin, has been engaged as an outside independent compensation consultant to advise the Compensation Committee and Company management on Invacare’s compensation philosophy and its executive compensation program, which is generally comprised of an annual base salary, cash bonus award and long-term equity incentive awards. Towers Watson is a global, professional services firm that provides human resources consulting services to a large number of the Fortune 1000 U.S. companies. The Compensation Committee has engaged Towers Watson, and Towers Watson’s engagement letter has been negotiated and signed by the Chairman of the Compensation Committee.

Towers Watson’s primary role is to analyze the competitiveness of, and provide recommendations to the Compensation Committee and management on, the structure and amounts of each element of the annual compensation to be paid to the Company’s executives. In order to gauge the competitiveness of Invacare’s executive compensation levels, Towers Watson annually reviews survey data from nationally recognized compensation and human resources consulting firms and provides the Compensation Committee with market data regarding annual base salaries, cash bonus awards and long-term incentive awards paid by multi-national, diversified manufacturing companies with revenues between $1.5 billion and $3 billion. Towers Watson uses regression analysis to adjust for differences in company size in determining competitive compensation levels. This analysis helps Towers Watson translate data from companies within the surveys into information that can be more directly compared to the compensation levels for a company comparable in size to Invacare. The companies represented in the market data provided by Towers Watson represent more companies than those in the peer group in the Company’s performance graph, which is included in its Annual Report on Form 10-K. The decision to consider data for companies beyond those in the peer group in Invacare’s performance graph in setting executive compensation levels reflects Invacare’s view that a broad range of companies of comparable size compete with Invacare for senior executive talent. The Company believes that the use of this survey data helps ensure that it is positioned to attract and retain qualified senior executives in the face of competitive pressures. In addition to survey data, the Compensation Committee is also provided with comparative information prepared by Towers Watson regarding annual base salaries, cash bonus awards and long-term incentive awards for the named executive officers of the group of 22 health care equipment and supply companies of varying sizes both smaller and larger than Invacare listed in the following table. Generally, Invacare’s annual revenue approximates the median annual revenue for the companies in the group.

Advanced Medical Optics, Inc. Beckman Coulter, Inc. Bio-Rad Laboratories, Inc. C.R. Bard, Inc. CONMED Corporation The Cooper Companies, Inc. DENTSPLY International Inc. Edwards Lifesciences Corp.	Hill-Rom Holdings, Inc. Hologic, Inc. Idexx Laboratories, Inc. Kinetic Concepts, Inc. Lincare Holdings Inc. Patterson Companies, Inc. PSS World Medical, Inc.	ResMed Inc. St. Jude Medical, Inc. STERIS Corporation Teleflex Incorporated Varian Medical Systems, Inc. West Pharmaceutical Services, Inc. Zimmer Holdings, Inc.

During 2009, Towers Watson rendered services to the Compensation Committee in the following areas:

•	participation in two meetings of the Compensation Committee; and

•	ongoing review, comment, consulting support, advice and/or recommendations related to:

•	selected draft and final materials provided to the members of the Compensation Committee in connection with Compensation Committee meetings during 2009;

•

compensation for the CEO and the other Named Executive Officers, including comparative information for similarly-situated executives at other multinational, diversified manufacturing companies of comparable size, other health care equipment and supply companies of comparable size, as well as larger employers (up to $3 billion in revenue);

•	annual and long-term incentive opportunities;

•	policies and data related to governance and disclosure of executive compensation;

•	possible shareholder proposals and inquiries related to executive compensation; and

•	emerging trends in executive compensation.

Towers Watson does not provide the Company any other consulting or other services outside of those associated with advising the Company on its executive compensation programs. In making its decision to retain Towers Watson for the year 2009, the Compensation Committee considered the level of fees charged by Towers Watson, the quality of services it has provided to Invacare in the past and the anticipated ability of Towers Watson personnel to provide objective and independent assistance and advice to the Compensation Committee and to Company management.

The Compensation Process and the Role of Executives in Establishing Compensation

The Compensation Committee reviews the compensation of Invacare’s Named Executive Officers on an annual basis. In preparation for this review, Towers Watson reviews market data from national pay surveys conducted by the leading compensation and human resources consulting firms and identifies the compensation levels for the 25th, 50th and 75th percentile with respect to base salary, annual bonus opportunities, total cash compensation (salary and annual bonus), long-term incentive compensation and total direct compensation (cash compensation and the estimated value of long-term incentives) data for each executive position. Towers Watson compares the Company’s compensation data from the previous year, both as to elements and amounts paid or potential value delivered, with that of the companies included within the pay surveys and in the comparative group of 22 health care equipment and supply companies and reports its findings to the Compensation Committee chair, the Company’s CEO and the Senior Vice President of Human Resources. The CEO assesses the performance of each of the Company’s other Named Executive Officers and, with the assistance of Towers Watson and the Senior Vice President of Human Resources, provides recommendations to the Compensation Committee as to a proposed structure and targeted amounts of salary, cash bonus awards and equity incentive awards for such executive officers. The CEO also provides the Compensation Committee input regarding suggested performance targets associated with the Company’s annual cash bonus program. The CEO does not submit recommendations with respect to his own compensation.

The CEO and the Senior Vice President of Human Resources both attend each meeting of the Compensation Committee to provide insight into the performance of individual executives and the impact of their respective contributions to the Company’s overall performance and to make recommendations as to the structure and implementation of elements of executive compensation. The CEO and the Senior Vice President of Human Resources each excuses himself or herself from any discussions of his or her own individual compensation by the Compensation Committee. The Compensation Committee believes that the input of these two executives provides it with information necessary for it to make informed decisions on executive compensation that are consistent with the Company’s overall philosophy, which is described in further detail below. The Compensation Committee uses the data derived from the pay surveys and the proxy statements of the comparative group of 22 other health care equipment and supply companies, as well as discussions with Towers Watson, the CEO and the Senior Vice President of Human Resources, to assist in determining whether Invacare’s compensation is competitive and reasonable and whether, and to what extent, it would be appropriate to deviate from competitive practices. Following this deliberation, the Compensation Committee exercises its business judgment to determine and approve the compensation for each of the Named Executive Officers. For 2009, the Compensation Committee approved annual salary levels and the terms of the 2009 cash bonus plan at its meeting in March, 2009 and made its determinations regarding long term incentive compensation, including awards of stock options and restricted shares, at its meeting in August, 2009.

General Compensation Philosophy

The Company believes that a compensation program should have the goal of creating long-term value for Invacare’s shareholders. Towards this end, Invacare’s compensation of key management is designed and implemented to reward its executives for sustained financial and operating performance and leadership excellence, to align their interests with those of the Company’s shareholders and to encourage them to remain with the Company for long and productive careers. In addition, in the Company’s view, executive compensation should reflect changing market conditions faced by the Company and other participants in the home medical equipment industry, including any such conditions which may be beyond management’s control. The Compensation Committee relies upon its judgment in making compensation decisions, after discussing with management its recommendations and reviewing the performance of the Company and the status of its principal markets. It assesses the executives’ performance during the year against a variety of factors which may include corporate and personal goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance shareholder value. Among the factors which may be considered are key financial measurements, strategic objectives, product improvement and innovation, individual achievements, organizational leadership and high integrity. The Company does not necessarily adhere to rigid formulas or react immediately to short-term changes in business performance. It considers competitive market compensation paid by other companies but strives to incorporate flexibility in its compensation programs and in the assessment process in order to respond to and adjust for the evolving business environment.

The Company’s executive compensation program consists of three primary components: base salary, an annual cash bonus and long-term compensation awards in the form of stock or stock option awards, each of which is described in detail later in this Compensation Discussion and Analysis. In general, base salaries and cash bonuses are designed to provide executives with total cash compensation levels (salary plus bonus) that are at or near the 75th percentile of individuals in similar positions at companies included in the survey information and the group of 22 health care equipment and supply companies used by the Company for comparison, if the Company meets demanding annual financial performance objectives. These objectives are established in advance and reflective of the opportunities and challenges present in the Company’s industry. In addition, long-term compensation is awarded in the form of stock options and restricted stock grants in order to provide key executives with competitive financial benefits that are linked to the enhancement of shareholder value. These awards normally range from slightly below to equal to the median value of long-term incentives received by executives in similar positions at organizations included within the pay surveys and the comparative group. The Compensation Committee does not have an established policy on the desired mix between fixed and variable, short and long-term, and cash and equity compensation.

The Compensation Committee believes that targeting total cash compensation levels at or near the 75th percentile of the peer and surveyed companies is appropriate as it enhances the retention value of the Company’s compensation program, recognizes that the Compensation Committee typically sets demanding annual incentive bonus targets and emphasizes the importance of achieving financial results that create shareholder value. The Compensation Committee believes that granting long-term incentives at or slightly below the median value of incentives received at the peer and surveyed companies drives total compensation toward the median of the peer and surveyed companies and helps manage the Company’s dilution and use of authorized equity plan shares, while still maintaining a compensation program that is competitive overall.

The Company also provides its executives with certain other benefits, including the opportunity to participate in a 401(k) retirement savings plan, a non-qualified deferred compensation plan and a supplemental executive retirement plan. Certain compensatory insurance benefits and other perquisites described below and in the Summary Compensation Table also are available to the Company’s executives. Each Named Executive Officer also has entered into an agreement with the Company that provides for certain benefits generally payable in the event of a termination following a change of control of the Company. The Company believes these agreements help retain executives and provide for management continuity in the event of an actual or threatened change in control. They also help to ensure that the interests of executives remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause. The Company believes that these benefits are an important part of an overall compensation package that helps to attract and retain talented executives.

The Company believes that these various elements of the executive compensation program further the Company’s business objectives and the interests of its shareholders by attracting and retaining the talented executive leadership necessary for the growth and success of the Company’s business and motivating its executives to exert the maximum possible effort to further the interests of shareholders.

Elements of Compensation

Annual Base Salary

The Company establishes salary levels reflective of the skills, competencies, experience and individual performance an executive brings to his or her position. As a result, changes in salary focus primarily on changes in the executive’s responsibilities and an assessment of his or her annual performance against pre-established individual objectives. Important financial performance objectives that are considered by the Compensation Committee in establishing base salary levels (some of which may not be applicable to all executives) include: net sales, income from operations, cost controls, earnings before income tax, earnings per share, return on assets and return on net assets employed. Individual objectives generally focus on the performance of an executive within his or her area of specific responsibility. Operating and individual objectives vary for each executive and typically change from year-to-year. Financial and individual objectives are considered subjectively in the aggregate by the Compensation Committee and the CEO. They are not specifically weighted in assessing performance and determining any changes to base salaries.

In establishing 2009 salary levels for each Named Executive Officer other than the CEO, the Compensation Committee considered data from companies within the surveyed group used by the Company for comparison and the recommendations from the CEO. The Compensation Committee also took into account whether each executive met key financial and individual objectives established at the beginning of each year, and considered each executive’s potential future contributions to the Company. The Committee also recognized the particular talents, unique skills, experience, length of service to the Company and depth of industry knowledge of each of these executives. While the Company’s financial results for 2008 showed improvement, the global financial crisis of 2008 and early 2009 had led to widespread salary freezes. In light of these factors, the Compensation Committee agreed with the recommendation of the CEO not to increase the salary levels of Messrs. Blouch, Richey and Slangen and to implement a merit increase of 4% to the salary level of Mr. Gudbranson in reflection of his less than full year of service in 2008.

In determining the CEO’s base salary for 2009, the Compensation Committee took into account:

•	survey results from Towers Watson regarding salaries paid to CEO’s of companies included within the pay surveys;

•	certain operating and financial performance objectives as described above;

•	the implementation of new programs being offered to providers;

•	the CEO’s continuing role in new product development;

•	implementation of the cost reduction program to respond to recent reimbursement pressure and increasing foreign competition, including plant consolidations and improved foreign sourcing;

•	the CEO’s role as Invacare’s principal interface on key provider accounts;

•

the CEO’s service as the leading spokesperson on behalf of the home medical equipment industry, which has placed the Company in a position to directly and positively impact reimbursement outcomes for Invacare’s customers and, thus, positively impact the demand for the Company’s products;

•	the CEO’s continuing commitment to geographic expansion and focus on growth of the respiratory business, as well as his attention to issues of management succession; and

•	the CEO’s length of service and leadership.

The Compensation Committee considered these accomplishments, as well as the Company’s financial results, in light of the global economic recession that affected the Company in 2008 and 2009, and determined that it was appropriate not to increase the CEO’s 2009 base salary.

Annual Cash Bonus

Consistent with its philosophy, the Company provides each executive an opportunity to earn an annual cash bonus. The Company believes that annual cash bonuses increase executives’ focus on specific short-term corporate financial goals as well as the achievement of specific individual objectives. As a result, cash bonuses balance the objectives of the Company’s other pay programs, which focus to a greater extent on individual performance (salaries) and long-term financial results and stock price growth (restricted stock and stock options). Finally, annual bonuses allow the Company to manage fixed compensation costs but still provide executives with competitive cash compensation. The terms of the cash bonus program applicable to our Named Executive Officers are contained in the Invacare Corporation Executive Incentive Bonus Plan (the “Executive Incentive Bonus Plan”), which was approved by the Company’s shareholders in 2005 and which is proposed to be reaffirmed by the shareholders at the 2010 Annual Meeting as discussed in Proposal 3, and is further described under the Grants of Plan-Based Awards For Fiscal Year 2009 Table.

The Compensation Committee annually determines the appropriate target bonuses for each Named Executive Officer (as a percentage of the executive’s salary) so that total annual cash compensation for such executive officer is targeted to the market’s 75th percentile. In determining the target amounts, the Compensation Committee takes into account the cash bonus opportunities established by companies included within the pay surveys. From time to time, the Committee may determine that an executive’s individual performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the previous level. The Compensation Committee does not take into account awards earned under other reward programs in determining annual bonus opportunities.

In establishing the 2009 bonus programs for Messrs. Blouch, Gudbranson, Slangen and Richey, the Compensation Committee reviewed the incentive categories that have previously been used for each of these four executives and determined to make no change in these percentage categories for 2009. The approved bonus categories for 2009 were 95% of base salary for Mr. Blouch and 75% for each of Messrs. Gudbranson, Slangen and Richey. For the same reasons set forth above relating to the calculation of the CEO’s base salary, Mr. Mixon’s incentive category for purposes of his 2009 bonus program was set at 100% of base salary.

Each year, the Compensation Committee considers recommendations from the CEO regarding an appropriate objective or objectives which should be satisfied in order for a Named Executive Officer (other than the CEO) to be eligible to receive a cash bonus. In the past, this target has usually been established in terms of a particular level of adjusted earnings per share. The Compensation Committee and senior management believe that adjusted earnings per share represents important bottom-line financial results that investors use to evaluate the Company’s stock price. For 2009, the Compensation Committee determined to follow the practice of past years and use an adjusted earnings per share target for the payment of cash bonuses to all of the Named Executive Officers.

In determining an appropriate target for 2009 adjusted earnings per share, the Compensation Committee reviewed the principal terms of the Executive Incentive Bonus Plan and discussed previous years’ results under the Executive Incentive Bonus Plan and its predecessor plans. It also took into account the Company’s forecasted annual operating plan, which is thoroughly reviewed and discussed by the entire Board of Directors every year at its strategic planning meeting early in the year. Targeted earnings per share before unusual items is generally set at a level which the Compensation Committee believes is challenging but achievable, and, when achieved, supports paying executives total cash compensation targeted at the 75th percentile for companies within the pay surveys. In the past, the Compensation Committee has usually (although not always) established adjusted earnings per share targets which would reflect a meaningful improvement over the previous year. As a result, the Named Executive Officers earned bonuses in only one of the four years from 2002 through 2005. Because of the impact of external factors, such as changes in reimbursement schedules and foreign competition, on recent financial results, the Compensation Committee adjusted this practice beginning in 2006 to reflect the realities imposed by these external market factors which continue to affect home healthcare. Notwithstanding this change, no bonuses were earned in 2006 because of a failure to meet that year’s target. However, bonuses were earned by the Named Executive Officers in 2007 and 2008.

The Compensation Committee, based on its analysis of the status of the Company’s business and its recent performance, and on input from the CEO, adopted an adjusted earnings per share threshold of $1.42 and target of $1.48 for 2009. The Compensation Committee determined that no bonuses would be paid under the Executive Incentive Bonus Plan for adjusted earnings per share at or below the threshold amount and that a percentage of the executive’s target bonus amount would be paid under the plan for adjusted earnings per share above $1.42 up to $1.55. If adjusted earnings per share of $1.55 or higher were achieved by the Company, the executive bonuses equal to 120% of the executive’s target bonus amount would be paid under the plan. The adjusted earnings per share threshold, target and maximum for 2009 represented a 5%, 10% and 15% increase, respectively, from the adjusted earnings per share achieved by the Company for 2008, which the Compensation Committee believes were demanding goals, particularly in light of economic conditions, which would constitute significant improvement in the Company’s financial results. Also, consistent with past practice, the Compensation Committee determined that adjusted earnings per share would be calculated in accordance with generally accepted accounting principles but after adjustments for the impact of restructuring charges, amortization of the convertible debt discount, asset write-downs related to investments and intangible assets, write-off of deferred financing fees and tax valuation allowances, and a one-time net tax benefit attributable to new tax laws adopted in the United States during the fourth quarter of 2009. Excluding these items from the Company’s earnings per share provides a clearer measurement of the Company’s core earnings, and results in the executive receiving bonuses when there are significant improvements in the Company’s underlying operating performance. The Compensation Committee concluded that no bonuses in excess of 120% of the target amounts would be paid for 2009 even if the adjusted earnings per share substantially exceeded $1.55. In prior years, if adjusted earnings per share exceeded the targeted level established by the Compensation Committee, the annual cash bonuses were designed to increase on a linear basis to the extent the target level was exceeded, subject to a $5,000,000 limit.

Adjusted earnings per share for 2009 exceeded $1.55. As a result, bonuses equal to 120% of the executive’s target bonus for 2009 were paid to each Named Executive Officer in the amounts described in the Summary Compensation Table. The bonus amounts paid to each Named Executive Officer for 2009 were based solely on the calculation of adjusted earnings per share and application of the individual bonus categories described above and not on an assessment of the officer’s individual performance.

If the Board of Directors of the Company or any appropriate committee thereof has determined that any fraud or intentional misconduct by a participant in the Executive Incentive Bonus Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the participant, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.

Long-Term Compensation Awards

The third primary element of the Company’s executive compensation program is comprised of long-term compensation awards, which the Company has historically delivered in the form of stock options and restricted stock awards. Under the Company’s equity incentive plans approved by shareholders, the Company also may grant awards in the form of other equity and performance-based incentives, as may be deemed appropriate by the Compensation Committee. These awards generally have unlimited potential based on the performance of the Company’s stock.

Before 2006, the long-term compensation awards consisted primarily of stock options, with the CEO, the President and the CFO receiving a relatively small portion of their long-term awards in the form of restricted stock. The Company believes the primary benefit of stock options is to motivate executives to increase shareholder value as options only produce rewards to executives if the Company’s stock price increases. In addition, options help executives comply with the Company’s ownership guidelines by building stock ownership. While restricted stock awards also align executives’ interests with those of shareholders and increase stock ownership, they also help in attracting and retaining executive talent. The latter issue had become more important to the Company as it addressed fundamental changes in its industry and their effect on the Company’s performance and stock price. Accordingly, management recommended, and the Compensation Committee approved, a change in the basis of long-term compensation awards in 2006. In 2006, 2007 and 2008, one-half of each Named Executive Officer’s total long term incentive value was delivered in the form of stock options, with the remaining value delivered in the form of restricted stock which would vest based upon an executive’s continued service with the Company. In this manner, the Compensation Committee accomplished its twin goals of providing incentives to increasing shareholder value and retaining key executives. The Compensation Committee also recognized that restricted stock would reduce the dilution to the Company’s shareholders as compared with the use of only stock options and also may decrease the Company’s expense for long-term compensation awards. In 2009, the Compensation Committee determined to alter the mix of awards somewhat so that 60% of the Named Executive Officers’ long term incentive value was delivered in the form of stock options, with the remaining value delivered in the form of restricted stock. The Compensation Committee implemented this change in order to enhance the performance orientation of the Company’s long-term compensation awards, while still balancing the need to maintain appropriate retention of key members of senior management.

In 2009, Towers Watson determined the median value of long term compensation awards to executives in similar positions at companies within the pay surveys. The Compensation Committee, consistent with the recommendation of Towers Watson, determined to discount the median values by 15% in granting long term compensation awards to the Named Executive Officers, based on the economic downturn and decline in the Company’s stock price that occurred since the granting of awards in 2008. Sixty percent of this value was converted into target stock option grants based on the Black-Scholes option valuation model, the same model used by the Company to determine its accounting cost. Minimum and maximum grant guidelines are developed around target grants according to each Named Executive Officer’s salary level, organizational level, reporting relationships and job responsibilities to maintain internal equity in the grants to participants and to provide the Company with some latitude to recognize individual performance and the participant’s role in contributing to the creation of long-term shareholder value. The remaining portion of each Named Executive Officer’s target long-term compensation value (40%) is delivered as shares of restricted stock. The estimated value of each restricted share is based on the Company’s stock price and the estimated dividends individuals can receive over the vesting period. Outstanding long-term incentive awards granted in prior years and held by an executive officer generally are not considered when the Compensation Committee determines the new long-term compensation to be granted.

Actual long-term compensation awards to each Named Executive Officer in 2009 were based on the subjective judgment of the Compensation Committee. In determining these awards, the Compensation Committee took into account several factors. First, it considered the targeted range of long-term incentive compensation based on Towers Watson’s assessment of median long-term incentives awarded to similarly situated executives at companies included within the pay surveys and the discount discussed above. Second, it assessed the Named Executive Officer’s performance in 2008 utilizing the same factors considered in setting the executive’s base salary levels. The Compensation Committee also considered the capacity remaining available for grant under the Company’s 2003 Performance Plan and the relevant market overhang, and whether the awards would be deductible by the Company for tax purposes. Finally, it considered the recommendations of the CEO with respect to awards to each Named Executive Officer other than himself. In making his recommendations, the CEO took into account management’s desire to limit the dilutive impact of annual equity awards and the effect of equity compensation on Invacare’s financial statements. No particular weight was assigned to any one of these areas. The long-term compensation granted in 2009 to each of the Company’s Named Executive Officers, including the CEO, resulted in a value of long-term compensation at the targeted range for each of these individuals. In light of the fact that the base salaries of Messrs. Mixon, Blouch and Slangen had not been increased in 2009 due to the global financial crisis, the Compensation Committee determined to award additional restricted stock grants of comparable value to each of those executives in recognition of their individual efforts over the past year and to further align their interests with those of the shareholders. Awards granted in 2009 to each of the Named Executive Officers are set forth in the Grants of Plan-Based Awards for Fiscal Year 2009 Table. Stock options are issued under the Invacare Corporation 2003 Performance Plan as non-qualified options with an exercise price equal to the Company’s closing price on the New York Stock Exchange on the date of grant.

Stock options become exercisable in accordance with a schedule established by the Compensation Committee upon grant. Typically, options become exercisable ratably over a four year period (25% annually) after the date of grant to support executive retention and expire after ten years to reward for long-term stock price appreciation. Restricted stock is generally issued at no cost to the executive and typically vests ratably over four years to strengthen the retention value of the award. The terms of the restricted stock grants provide that the executive shall cover any tax withholding obligation of the Company upon vesting. The Company believes that the retention value of restricted stock awards to executives would be diminished if the executive was required to pay cash to cover this tax withholding obligation, and, therefore, the terms of the restricted stock awards generally allow the executive, subject to certain restrictions, to surrender a portion of the vested shares to the Company to cover such obligation at a value per share equal to the closing price of the Company’s common shares as quoted on the New York Stock Exchange on the date of the surrender of shares. Holders of restricted stock are entitled to receive the same dividends on their unvested shares of stock as are declared and paid by the Company to holders of the Company’s outstanding common shares. In this manner, executives participate in the total returns (dividends as well as stock price appreciation) delivered to shareholders, which would not be the case if they were awarded only stock options.

In determining the total number of stock options and shares of restricted stock to be awarded each year, the Compensation Committee attempts to strike a reasonable balance between the benefits achieved by incentivizing a wide range of key employees of the Company and the shareholder dilution that results from an equity incentive plan. While the Committee has not set a formal limit on the number of awards which may be granted in any year, over the past five years, the average annual “run rate” of equity awards granted by the Company was 2.2%. For these purposes, “run rate” is defined as the number of equity awards granted in a particular year compared to the total number of outstanding shares. As of December 31, 2009, the Company’s outstanding equity awards were 14.3% of total shares outstanding while shares available for future awards under the 2003 Performance Plan amounted to another 9.7% of total shares outstanding. The Compensation Committee believes that the percentage of equity awards outstanding is higher than desired but is principally attributable to the length of the vesting period for equity awards (four years) and the decline in the Company’s stock price over the past two years, which resulted in a falloff in the number of stock options which have been exercised. As of December 31, 2009, there were 4,619,528 stock options outstanding under the 2003 Performance Plan and its predecessor plans of which 1,795,853 or 38.9% were exercisable at prices less than the market price of Invacare common shares on that date. In order to reduce the amount of shareholder dilution attributable to grants of equity-based incentives, since 2005, the Compensation Committee has granted top level executives a significant portion of restricted stock in lieu of stock options that would have otherwise been granted to this same group.

The Compensation Committee generally schedules its regular meetings from six to twelve months in advance. The timing of these meetings is dependent primarily on the availability of individual Compensation Committee members and is generally not influenced by the Company’s executive officers. In adopting this practice, the Compensation Committee has sought to establish a regular and predictable regimen for the granting of equity incentive awards that minimizes the likelihood of outside influence on the grant process. Until 2006, restricted stock awards to the Company’s CEO, President and CFO were typically granted at the March meeting of the Compensation Committee. Stock options to these executives and other employees were typically awarded at the Compensation Committee’s meeting in August. In order to simplify the process for determining long-term incentive awards, in 2006, the Compensation Committee granted restricted stock awards to executive officers in March and August and stock options to executive officers and other employees in August. In 2007, 2008 and 2009, the Compensation Committee granted restricted stock and stock options to executive officers and stock options to other employees in August at a meeting that normally takes place approximately three weeks after the Company’s regular quarterly earnings press release. The Company does not attempt to time the grants of options or other stock incentives to the release of material non-public information.

In addition to the annual grants described above, equity-based grants also are made occasionally during the course of the year to new hires or to current employees in connection with a promotion. The terms of outstanding stock options or restricted stock also may be amended as part of a termination or retirement package offered to a departing employee. The Compensation Committee has delegated to the CEO, the President, the Chief Financial Officer and the Senior Vice President of Human Resources certain authority with respect to such grants and amendments. First, any two of the four executives may, subject to the approval and ratification of the Compensation Committee, grant stock options or restricted stock to a key employee, other than an employee who would constitute an “executive officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offer of employment to such employee or with a promotion of such employee. Grants are made pursuant to terms and conditions approved by the Compensation Committee generally in connection with stock option or restricted stock grants and are deemed made as of the official start or promotion date of the employee’s employment with the Company. In the case of stock options, grants will be made at an exercise price equal to the closing price of the Company’s common shares as quoted on the New York Stock Exchange on the date of hire or promotion. Second, any two of the four executives may, subject to the approval and ratification of the Compensation Committee, amend any outstanding stock option or restricted stock grants made to an employee, other than an employee who would constitute an “executive officer” under Section 16 of the Exchange Act, in connection with a termination or retirement package offered to such employee, which amendments may include acceleration of vesting or extension of the employee’s exercise rights up to the final termination date of the stock option or final vesting date of the restricted stock.

The Board of Directors, at the recommendation of the Compensation Committee, recently amended the 2003 Performance Plan to provide the Board of Directors with the discretion to recover any equity compensation awarded to a participant on or after January 1, 2008 if the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by the participant was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s). This provision is further described below in the Grants of Plan-Based Awards for Fiscal Year 2009 Table.

Personal Benefits and Perquisites

The Company provided its Named Executive Officers certain perquisites in 2009, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to similarly situated executives within other companies of comparable size. The Company believes these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive reward program and are useful in attracting and retaining qualified executives. They are not tied to individual or Company performance. These perquisites include the payment of premiums on excess liability insurance, an annual physical exam and health screening, and the availability of corporate sporting event tickets for personal use, as described under the Summary Compensation Table, but do not include any gross-ups by the Company for associated tax liability.

The Company currently leases three corporate suites for use at major league baseball, professional football and professional basketball games. It also leases the right to eight courtside seats for professional basketball games. These leases are primarily used for customer meetings and Company entertainment. The right to continue these leases and annually to renew the courtside seats is an asset of the Company and the annual costs of these suites and seats are paid for by the Company. In the event that the Company determines not to renew one or more of the leases or the seat rights, it has granted a right of first refusal to the CEO to assume its rights and obligations with respect to any of the foregoing. Should the CEO decide to exercise his right of first refusal, all subsequent costs associated with the use of the suite and/or seat rights would become the personal obligation of the CEO.

Elements of Post-Termination Compensation

The Company has established the Invacare Retirement Savings Plan, a qualified 401(k) defined contribution plan, for its employees, to which the Company has the discretion to make matching and quarterly contributions on behalf of the employees, including each of the Named Executive Officers. The Company also maintains and pays premiums on behalf of each Named Executive Officer other than the CEO and Mr. Richey under the Invacare Executive Disability Income Plan, and maintains and pays the premiums on behalf of the CEO under a separate disability insurance policy. The Executive Disability Income Plan supplements the coverage provided under the long-term disability plan provided by the Company to all of its employees, providing the executive with total disability coverage of up to 70% of the executive’s annual salary. The Company also provides other benefits such as medical, dental and life insurance and disability coverage to each Named Executive Officer in a flexible benefits plan, which also is provided to all other eligible U.S. based employees of the Company. The Company offers these plans to its executives in order to offer benefits that are competitive with benefit plans provided by other companies with which the Company competes for executive talent.

The Company provides its executives with certain post-employment and severance arrangements as summarized below and further described elsewhere in this proxy statement. The Compensation Committee believes the benefits summarized below are vital to the attraction and retention of talented executives and, thus, to the long-term success of the Company. These plans provide executives with the opportunity to address long-term financial planning with a degree of certainty and provide financial stability in the event the executives are impacted by unforeseeable factors that are beyond their control. These plans also address the Company’s interest in continuing to motivate executives in the event of corporate instability, such as a change of control or unforeseen industry changes which affect the performance of the Company.

The Company provides its executives with the opportunity to participate in a non-qualified contributory savings plan, which allows the executives to defer compensation above the amount permitted to be contributed to the Invacare Retirement Savings Plan and, thus, provides the executives with additional pre-tax savings opportunities for retirement. In addition to individual deferrals, the Company has the discretion to provide a matching contribution and additional quarterly contribution for participating executives which are similar in percentage to the Company contributions made to employees who participate in the Invacare Retirement Savings Plan. This plan is actually two plans operating effectively as one. Originally established as the Invacare Corporation 401(k) Plus Benefit Equalization Plan (the “401(k) Plus Plan”), the plan continues to be available currently to executives as the Invacare Corporation Deferred Compensation Plus Plan (the “DC Plus Plan”). In order to address the requirements of Code Section 409A, effective January 1, 2005, the Company froze the 401(k) Plus Plan and prohibited further deferrals and contributions to the 401(k) Plus Plan for compensation earned after December 31, 2004. All benefits of the participants earned and vested in the 401(k) Plus Plan as of December 31, 2004 remain preserved under the existing plan provisions. In conjunction with this change, the Company adopted the DC Plus Plan, effective January 1, 2005, to provide its executives with a Section 409A-compliant, non-qualified contributory savings plan going forward. These plans are referred to in this proxy statement collectively as the “DC Plus Plan” and are further described under the Non-Qualified Deferred Compensation Table.

The Company also has established a Supplemental Executive Retirement Plan for certain executive officers to supplement other savings plans offered by the Company and to provide replacement compensation for the executive in retirement. In order to comply with Section 409A of the Internal Revenue Code and to modify certain reductions in benefits which might have applied to executive officers who served in their positions past normal retirement age, the Supplemental Executive Retirement Plan was amended and restated, effective as of December 31, 2008, as the Invacare Corporation Cash Balance Supplemental Executive Retirement Plan, which is referred to in this proxy statement as the “SERP.” The purpose of this plan is to provide for basic life and income security needs and recognize career contributions. Prior to amendment, the SERP provided for an annual benefit equal to 50% of a participant’s annual base salary and target bonus on the April 1 immediately preceding or coincident with the date of termination. The benefit was reduced if the participant had less than 15 years of service with the Company. The benefit was subject to certain reductions, including the annuitized value of Company contributions on behalf of the participant to the Invacare Retirement Savings Plan and the DC Plus Plan, one-half of the participant’s annual Social Security benefit, and other offsets. All of the Named Executive Officers participate in the SERP. In February 2000, the Compensation Committee granted to Messrs. Gerald B. Blouch, President and Chief Operating Officer, and Louis F.J. Slangen, Senior Vice President-Global Sales and Marketing, the maximum level of replacement compensation (50%) in recognition of their valuable service to the Company. As further described below, the offsets described above that would otherwise have been applicable to Mr. Mixon’s benefit under the SERP have been waived by the Company in recognition of Mr. Mixon’s successful management succession planning and past contributions to the success of the Company. In recognition of the valuable skills and experience he brought to the Company and his prior service as an employee of the Company, and as a further inducement for him to join the Company,

Mr. Gudbranson was credited with five years of service under the SERP when he rejoined the Company in 2008. As amended, the SERP provides a benefit stated as a hypothetical account balance. Under the amended SERP, the Named Executive Officers and the other current participants in the SERP receive, subject to the continuing discretion of the Compensation Committee, annual credits in the amount and for a maximum number of years as specified in their participation agreements. For these participants, the annual credits, together with annual interest credits, are currently intended by the Compensation Committee to result in a benefit at normal retirement age that is substantially equivalent to the benefit that would have been provided at normal retirement age under the SERP prior to amendment and to supplement that benefit with interest credits for those participants who work past normal retirement age. The SERP is further described elsewhere in this proxy statement under the Pension Benefits Table.

Effective January 1, 2005, the Company terminated its sponsored life insurance plan, which had been in place for many years. To replace this benefit, the Company established a Death Benefit Only Plan (“DBO Plan”) for its executives other than the CEO. By participating in the DBO Plan, an executive agrees to limit his or her coverage under the Company’s other group life insurance plans to a maximum of $50,000. Under the DBO Plan, the executive’s designated beneficiary shall receive a benefit equal to three times the executive’s highest annual base salary plus target bonus (subject to certain limitations) as in effect on the April 1st preceding or coincident with his or her death if a participant dies while employed by the Company. If a participant dies after attaining age 65 or after his or her employment with the Company is otherwise terminated following a change of control of the Company, a payment equal to his or her highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with such event will be payable on behalf of the participant. The Company may, in its discretion, pay an additional amount in order to “gross up” the participant for some or all of the income taxes that may result from the benefits described above. The DBO Plan is further described under Other Potential Post-Employment Compensation.

To ensure the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company entered into change of control severance protection agreements with key executives, including each of the Named Executive Officers. These agreements retain these executives and provide for management continuity in the event of an actual or threatened change-in-control. They also help ensure that executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. The agreements provide for the payment and provision of certain benefits to the executives if there is a change of control of the Company and for additional benefits if there is a termination of the executive’s employment with the surviving entity within three years after the change of control. These agreements are further described under Other Potential Post-Employment Compensation.

The Company also has entered into separate agreements with Messrs. Blouch, Gudbranson, Richey and Slangen that provide for the payment of certain severance benefits upon terminations of employment other than terminations following a change of control of the Company. These agreements provide some level of income continuity should an executive’s employment be terminated without cause by the Company or by the executive for good reason. These agreements are further described under Other Potential Post-Employment Compensation.

In March, 2000, in recognition of the CEO’s more than twenty years of service at that time and the successful financial performance of the Company, the Compensation Committee established a Chairman and CEO Retirement Program. Under the program, upon his retirement, Mr. Mixon is to be provided with a spending account for reimbursement of expenses incurred in an ongoing role as consultant to the Company, and certain other benefits, for five years following his retirement. The Chairman and CEO Retirement Program is further described under Other Post-Employment Compensation.

Compensation Policies

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a public company’s chief executive officer and any of its four other highest paid executive officers is not deductible to the company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for “performance-based compensation” if certain requirements are met, including shareholder approval of the material terms of the performance goal. The Company’s equity incentive plans and annual cash bonus plan have been submitted to and approved by the Company’s shareholders, and the shareholders are being asked to reaffirm their approval of the Invacare Corporation Executive Incentive Bonus Plan at the 2010 Annual Meeting of Shareholders. The Compensation Committee therefore believes that (i) most of the cash bonuses paid to the Named Executive Officers in accordance with the Executive Incentive Bonus Plan, and (ii) grants of stock options to key executives under the Company’s equity incentive plans pursuant to the Company’s long-term compensation awards qualify for full deductibility under Section 162(m). However, restricted stock grants and certain cash bonus awards paid to key executive officers (other than under the Executive Incentive Bonus Plan) may not qualify for the exception for performance-based compensation. To the extent practicable in view of its compensation philosophy, the Company seeks to structure its executive compensation to satisfy the requirements for the performance-based compensation exception under Section 162(m). Nevertheless, based upon the Company’s current compensation structure, the Compensation Committee believes that it is in the best interests of the Company and its shareholders for the Compensation Committee to retain flexibility in awarding incentive compensation in the form of restricted stock grants and cash bonus awards that may not qualify for the exception for performance-based compensation. The Compensation Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on the Company and intends to make a determination with respect to this issue on an annual basis.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code generally provides that arrangements involving the deferral of compensation that do not comply in form and operation with Section 409A or are not exempt from Section 409A are subject to increased tax, penalties and interest. If a deferred compensation arrangement does not comply with or is not exempt from Section 409A, employees may be subject to accelerated or additional tax, or interest or penalties, with respect to the compensation. The Company generally seeks to structure its deferred compensation arrangements with its employees to comply with or qualify for an exemption from Section 409A. The Compensation Committee believes that deferred compensation arrangements that do not comply with Section 409A would be of significantly diminished value to its executives.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for its Named Executive Officers and other executives for the purpose of aligning the interests of key executives with those of the shareholders of the Company. They also reinforce the primary reason for offering long-term compensation awards.

Moreover, it holds those executives most responsible for creating shareholder value more accountable than other employees. Under the current guidelines of the stock ownership program, executives are expected to own shares equal in value to the following levels:

•	CEO — five times base salary

•	President and COO — three times base salary

•	CFO — two times base salary

•	Senior Vice Presidents — two times base salary

Executive officers are expected to reach these levels of ownership over five (5) years, beginning February 28, 2005, or from their hire date thereafter, and maintain such levels afterward. The number of shares required to be held is established by multiplying the applicable executive’s salary by the applicable multiple and dividing by the Company’s average daily stock price for the previous year. “Stock ownership” is defined to include shares held directly or indirectly by the executive, all unvested restricted stock held by the executive and 30% of the shares underlying unexercised stock options held by the executive that are “in the money” by at least 20%. For purposes of this policy, ownership of the Company’s Class B common shares is treated as ownership of common shares. As of December 31, 2009, each of the Named Executive Officers was in compliance with these guidelines.

Derivatives Trading

As part of its policy relating to the trading of Invacare securities by Company insiders, the Company prohibits an insider from trading in any interest or position relating to the future price of the Company securities, such as a put, call or short sale.

Risk Assessment

The Compensation Committee, with the assistance of Towers Watson, is conducting a risk assessment of the Company’s compensation policies and practices for its employees, including those related to the executive compensation programs discussed above. The Compensation Committee, in conducting the assessment, analyzed associated risks and considered mitigating factors. Based upon the assessment completed to date, the Compensation Committee believes that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Report of the Compensation and Management Development

Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Company’s definitive proxy statement prepared in connection with its 2010 Annual Meeting of Shareholders.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

James C. Boland, Chairperson

Bernadine P. Healy, M.D.

William M. Weber

The above Report of the Compensation and Management Development Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2009 or at any other time an officer or employee of the Company or any of its subsidiaries. James C. Boland, Bernadine P. Healy, M.D. and William M. Weber were the non-employee directors who served on the Compensation Committee during 2009.

Summary Compensation Table

The following table presents the total compensation to the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company in 2009, 2008 and 2007 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(7)		Total ($)
A. Malachi Mixon, III	2009	1,106,000	—	912,279	1,029,895	1,327,200	333,162		135,365	(8)	4,843,901
Chairman and Chief	2008	1,106,000	—	1,098,654	807,240	1,106,000	—	(6)	144,422	(8)	4,262,316
Executive Officer	2007	1,074,450	—	834,592	653,702	1,074,450	973,025		104,495	(8)	4,063,220

Gerald B. Blouch	2009	694,000	—	357,171	390,165	791,160	235,821		95,885	(10)	2,564,202
President and Chief	2008	694,000	—	384,271	282,720	659,300	721,839		93,841	(10)	2,835,971
Operating Officer	2007	674,200	—	336,682	263,410	640,490	707,985		69,848	(10)	2,508,172

Robert K. Gudbranson	2009	338,500	—	182,272	214,415	304,650	226,215		45,972	(11)	1,312,024
Chief Financial Officer(9)	2008	247,443	—	282,902	335,037	243,750	312,155		27,671	(11)	973,977

Joseph B. Richey, II	2009	435,000	—	98,304	115,995	391,500	49,892		38,029	(12)	1,128,720
President — Invacare Technologies and Senior Vice President —	2008	435,000	—	123,792	90,024	326,250	—	(6)	46,072	(12)	897,316
Electronics and Design Engineering	2007	422,200	—	85,356	66,780	316,650	—	(6)	32,854	(12)	820,164

Louis F.J. Slangen	2009	398,000	—	109,773	115,995	358,200	148,735		53,915	(13)	1,184,618
Senior Vice President	2008	398,000	—	123,792	90,024	298,500	363,552		66,370	(13)	1,216,416
— Global Sales and Marketing	2007	386,200	—	85,356	66,780	289,650	337,844		46,738	(13)	1,108,892

(1)	Of the amounts disclosed in this column, the following Named Executive Officers deferred the following portions of such amounts into the DC Plus Plan during 2009: (i) Mr. Mixon: $55,300; (ii) Mr. Blouch: $27,760; (iii) Mr. Gudbranson: $0; (iv) Mr. Richey: $0; and (v) Mr. Slangen: $11,940; during 2008: (i) Mr. Mixon: $65,910; (ii) Mr. Blouch: $20,820; (iii) Mr. Gudbranson: $0; (iv) Mr. Richey: $0; and (v) Mr. Slangen: $15,920; and during 2007: (i) Mr. Mixon: $88,326; (ii) Mr. Blouch: $1,107; and (iii) Mr. Richey: $2,769.

(2)	The values reported in this column represent the aggregate grant date fair value, calculated in accordance with ASC 718, Compensation — Stock Compensation, of all restricted stock awarded to each officer during the fiscal year. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the values reported in this column, see “Shareholders’ Equity Transactions” in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	The values reported in this column represent the aggregate grant date fair value, calculated in accordance with ASC 718, Compensation — Stock Compensation, of all stock options awarded to each officer during the fiscal year. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the values reported in this column, see “Shareholders’ Equity Transactions” in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(4)	The amounts for 2009 in this column represent compensation payable under the Executive Incentive Bonus Plan. For a description of the 2009 bonus opportunities established by the

Compensation Committee under the Executive Incentive Bonus Plan, see footnote (3) to the Grants of Plan-Based Awards Table that follows.

(5)	The amounts reported in this column represent the amounts accrued as expense by the Company in 2009, 2008 and 2007 in accordance with the requirements of ASC 715, Compensation — Retirement Benefits, as they relate to the change in present value of the accumulated benefit obligation to the named executives under the SERP. No above market or preferential earnings on nonqualified deferred compensation were earned by any officer in 2009, 2008 or 2007.

(6)	There were no aggregate changes in the actuarial present value of the accumulated benefits of the SERP’s for 2009. Aggregate change in actuarial present value of the accumulated benefits under the SERP for Mr. Mixon in 2008 was a decrease of $134,190. The aggregate change in the actuarial present value of the accumulated benefits under the SERP for Mr. Richey was a decrease of $683,831 in 2008, a decrease of $79,920 in 2007 and a decrease of $58,820 in 2006. These decreases in the SERP benefits were primarily due to the participant’s age, the relationship between the rate of change in his annual compensation and the rate projected under the previously-existing benefit calculation factors and due to increasing plan offsets, which reduce SERP benefits. Commencing in 2009, these factors will no longer apply to the executives.

(7)	Compensation reported in this column includes (i) the value of dividends earned on outstanding restricted stock awards; (ii) the value of Company contributions made in 2009, 2008 and 2007 on behalf of the officer to the Invacare Retirement Savings Plan and the DC Plus Plan; (iii) the value of premiums paid by the Company under the Company’s Executive Disability Income Plan (or, in the case of Mr. Mixon, the premium under a separate disability insurance policy); and (iv) the incremental cost to the Company of perquisites provided by the Company, which include: the payment of premiums on excess liability insurance, an annual physical exam and health screening, and the availability of corporate sporting event tickets for personal use. Perquisites are valued on the basis of the aggregate incremental cost to the Company of providing the perquisite to the applicable officer. The value of personal use of corporate suites or tickets is the price shown on the ticket for the event and does not include annual fees or charges attributable to suite rental or ticket availability.

(8)	Other compensation for Mr. Mixon includes (i) in 2009, $14,700 contributed by the Company to the Invacare Retirement Savings Plan and $78,243 contributed by the Company to the DC Plus Plan; (ii) in 2008, $13,800 contributed by the Company to the Invacare Retirement Savings Plan and $94,568 contributed by the Company to the DC Plus Plan; and (iii) in 2007, $13,500 contributed by the Company to the Invacare Retirement Savings Plan and $50,967 contributed by the Company to the DC Plus Plan.

(9)	Mr. Gudbranson was hired as Chief Financial Officer effective April 1, 2008.

(10)	Other compensation for Mr. Blouch includes (i) in 2009, $14,700 contributed by the Company to the Invacare Retirement Savings Plan and $47,854 contributed by the Company to the DC Plus Plan; (ii) in 2008, $13,800 contributed by the Company to the Invacare Retirement Savings Plan and $54,030 contributed by the Company to the DC Plus Plan; and (iii) in 2007, $13,500 contributed by the Company to the Invacare Retirement Savings Plan and $26,952 contributed by the Company to the DC Plus Plan.

(11)	Other compensation for Mr. Gudbranson includes (i) in 2009, $14,700 contributed by the Company to the Invacare Retirement Savings Plan and $10,713 contributed by the Company to the DC Plus Plan; and (ii) in 2008, $10,710 contributed by the Company to the Invacare Retirement Savings Plan.

(12)	Other compensation for Mr. Richey includes (i) in 2009, $20,650 contributed by the Company to the DC Plus Plan; (ii) in 2008, $13,800 contributed by the Company to the Invacare Retirement Savings Plan and $22,471 contributed by the Company to the DC Plus Plan; and (iii) in 2007, $13,500 contributed by the Company to the Invacare Retirement Savings Plan and $11,832 contributed by the Company to the DC Plus Plan.

(13)	Other compensation for Mr. Slangen includes (i) in 2009, $14,700 contributed by the Company to the Invacare Retirement Savings Plan and $17,961 contributed by the Company to the DC Plus Plan; (ii) in 2008, $13,800 contributed by the Company to the Invacare Retirement Savings Plan and $22,011 contributed by the Company to the DC Plus Plan; and (iii) in 2007, $13,500 contributed by the Company to the Invacare Retirement Savings Plan.

Grants of Plan-Based Awards For Fiscal Year 2009

The following table shows, for the Named Executive Officers, plan-based awards to those officers during 2009, including restricted stock awards and stock option grants, as well as other incentive plan awards.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
A. Malachi Mixon, III	8/19/09					44,540	(1)				$20.48
	8/19/09							146,500	(2)	$20.48	$7.03
	3/3/09	(3)	110,600	1,106,000	1,327,200
Gerald B. Blouch	8/19/09					17,440	(1)				$20.48
	8/19/09							55,500	(2)	$20.48	$7.03
	3/3/09	(3)	65,930	659,300	791,160
Robert K. Gudbranson	8/19/09					8,900	(1)				$20.48
	8/19/09							30,500	(2)	$20.48	$7.03
	3/3/09	(3)	25,388	253,875	304,650
Joseph B. Richey, II	8/19/09					4,800	(1)				$20.48
	8/19/09							16,500	(2)	$20.48	$7.03
	3/3/09	(3)	32,625	326,250	391,500
Louis F.J. Slangen	8/19/09					5,360	(1)				$20.48
	8/19/09							16,500	(2)	$20.48	$7.03
	3/3/09	(3)	29,850	298,500	358,200

(1)	Restricted shares granted pursuant to the Invacare Corporation 2003 Performance Plan (the “2003 Plan”). These shares vest in 25% increments over four years, commencing November 15, 2010. Dividends accrue and are payable based on the total shares awarded as of the date of grant, irrespective of whether the shares have vested

(2)	Stock options to purchase common shares of the Company granted under the 2003 Plan. These options become exercisable in 25% increments over four years, commencing September 30, 2010 and expire on August 19, 2019.

(3)	On March 3, 2009, the Compensation Committee established performance goals under the Executive Incentive Bonus Plan for the purpose of providing financial incentives for 2009 to certain key employees, including all of the officers included in the above table. See the “Annual Cash Bonus” discussion in Compensation Discussion and Analysis above for a description of the terms of these awards.

Restricted Stock and Stock Options

Each of the restricted stock awards and stock option grants set forth in the above table was awarded under the 2003 Plan. Under the 2003 Plan, and the restricted stock and option award agreements entered into in connection with the awards, the Compensation Committee may make certain adjustments to the awards and the awards may be terminated or amended, as further described below.

Adjustments.    In the event of a recapitalization, stock dividend, stock split, reverse stock split, distribution to shareholders (other than cash dividends), or similar transaction, the Compensation Committee can adjust, in any manner that it deems equitable, the number and class of shares that may be issued under the 2003 Plan and the number and class of shares, and the exercise price, applicable to outstanding awards.

Termination of Awards.    The Compensation Committee may cancel any awards if, without the Company’s prior written consent, the participant (1) within 18 months after the date such participant terminates employment with the Company, renders services for an organization, or engages in a business, that is (in the judgment of the Compensation Committee) in competition with the Company, or (2) discloses to anyone outside of Invacare, or uses for any purpose other than Invacare’s business, any confidential information relating to the Company. In addition, the Compensation Committee may, subject to certain conditions in the 2003 Plan and in its discretion, require the participant to return the economic value of any award that the participant realized or obtained prior to and after such participant engaged in any of the above activities.

Amendment of Awards.    The Compensation Committee may, in its discretion, amend the terms of any award under the 2003 Plan, including to waive, in whole or in part, any restrictions or conditions applicable to, or to accelerate the vesting of, any award. This authority is subject to certain restrictions. In particular, the Compensation Committee may not amend an award in a manner that impairs the rights of any participant without his or her consent, or to reprice any stock options or stock appreciation rights at a lower exercise price, unless in accordance with an adjustment in the context of certain transactions described above.

In addition, in the event of a change in control of the Company, as defined in the 2003 Plan, unless the Board of Directors determines otherwise, (1) all outstanding stock options and stock appreciation rights will become fully exercisable, and (2) all restrictions and conditions applicable to restricted stock and other awards exercisable for common shares of the Company will be deemed to have been satisfied. Any other determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the Directors then in office are “continuing directors” and the determination is approved by a majority of the “continuing directors” for this purpose (or is approved by a committee comprised solely of such “continuing directors”). “Continuing directors” are Directors who were in office prior to the change in control or were recommended or elected to succeed “continuing directors” by a majority of the “continuing directors” then in office (or by a committee comprised solely of such “continuing directors” then in office).

If the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by a participant in the 2003 Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require forfeiture of any equity compensation awarded to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (1) the amount awarded was calculated, or the vesting of the award was, based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (3) the amount or vesting of the equity compensation award that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may terminate the participant’s employment, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.

The above description highlights certain terms and conditions applicable to the restricted stock and option awards set forth in the Grants of Plan-Based Awards Table above. This summary is not a complete description of the 2003 Plan and is qualified in its entirety by reference to the 2003 Plan, and to the form of Stock Option Agreement under the 2003 Plan and the form of Restricted Stock Agreement under the 2003 Plan, which are included as Exhibits 10(y) and 10(x), respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Executive Incentive Bonus Plan

The Executive Incentive Bonus Plan was unanimously approved and adopted by the Compensation Committee as of March 2, 2005 and was approved and adopted by the shareholders of the Company on May 25, 2005. See the Compensation Discussion and Analysis for a discussion of awards under the Executive Incentive Bonus Plan during 2009. Please also see the discussion under Proposal 3 in the Proxy Statement for a description of the material terms of the Executive Incentive Bonus Plan.

Outstanding Equity Awards at December 31, 2009

The following table shows, for the Named Executive Officers, outstanding equity awards held by such officers at December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Malachi Mixon, III	250,000				$23.4375	3/6/10
	141,300				$25.1250	8/24/10
	112,800				$33.50	10/31/11
	122,400				$36.40	8/21/12
	137,900				$37.70	8/20/13
	142,000				$44.30	8/24/14
	120,800				$41.87	9/8/15
							3,732	(1)	$93,076
							8,800	(2)	$219,472
	66,075	22,025	(3)		$22.66	8/23/16
							17,600	(4)	$438,944
	44,050	44,050	(5)		$23.71	8/22/17
							31,950	(6)	$796,833
	27,125	81,375	(7)		$25.79	8/20/18
							44,540	(8)	$1,110,828
		146,500	(9)		$20.48	8/19/19

Gerald B. Blouch	63,300				$25.1250	8/24/10
	50,600				$33.50	10/31/11
	55,000				$36.40	8/21/12
	58,700				$37.70	8/20/13
	56,300				$44.30	8/24/14
	45,400				$41.87	9/8/15
							2,309	(1)	$57,586
							3,550	(2)	$88,537
	26,625	8,875	(3)		$22.66	8/23/16
							7,100	(4)	$177,074
	17,750	17,750	(5)		$23.71	8/22/17
							11,175	(6)	$278,705
	9,500	28,500	(7)		$25.79	8/20/18
							17,440	(8)	$434,954
		55,500	(9)		$20.48	8/19/19

Robert K. Gudbranson	6,875	20.625	(10)		$22.38	4/1/18
	5,575	16,725	(7)		$25.79	8/20/18
							1,875	(11)	$46,763
							6,600	(6)	$164,604
		30,500	(9)		$20.48	8/19/19
							8,900	(8)	$221,966

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph B. Richey, II	21,000				$25.1250	8/24/10
	15,800				$33.50	10/31/11
	17,000				$36.40	8/21/12
	15,400				$37.70	8/20/13
	25,900				$44.30	8/24/14
	22,400				$41.87	9/8/15
							900	(2)	$22,446
	6,750	2,250	(3)		$22.66	8/23/16
							1,800	(4)	$44,892
	4,500	4,500	(5)		$23.71	8/22/17
							3,600	(6)	$89,784
	3,025	9,075	(7)		$25.79	8/20/18
							4,800	(8)	$119,712
		16,500	(9)		$20.48	8/19/19

Louis F.J. Slangen	21,000				$25.1250	8/24/10
	20,000				$33.50	10/31/11
	21,800				$36.40	8/21/12
	21,500				$37.70	8/20/13
	25,900				$44.30	8/24/14
	22,400				$41.87	9/8/15
							900	(2)	$22,446
	6,750	2,250	(3)		$22.66	8/23/16
							1,800	(4)	$44,892
	4,500	4,500	(5)		$23.71	8/22/17
							3,600	(6)	$89,784
	3,025	9,075	(7)		$25.79	8/20/18
							5,360	(8)	$133,678
		16,500	(9)		$20.48	8/19/19

(1)	These restricted shares vest on May 1, 2010.

(2)	These restricted shares vest on November 15, 2010.

(3)	These stock options become exercisable in 25% increments over four years commencing September 30, 2007.

(4)	These restricted shares vest in approximate 1/3 increments over three years starting November 15, 2009.

(5)	These stock options become exercisable in 25% increments over four years commencing September 30, 2008.

(6)	These restricted shares vest in 25% increments over four years commencing November 15, 2009.

(7)	These stock options become exercisable in 25% increments over four years commencing September 30, 2009.

(8)	These restricted shares vest in 25% increments over four years commencing November 15, 2010.

(9)	These stock options become exercisable in 25% increments over four years commencing September 30, 2010.

(10)	These stock options become exercisable in 25% increments over four years commencing March 31, 2009.

(11)	These restricted shares vest in 25% increments over four years commencing May 15, 2009.

Option Exercises and Stock Vested During Fiscal Year 2009

The following table shows, for the Named Executive Officers, information regarding each exercise of a stock option and each vesting of restricted stock during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. Malachi Mixon, III	176,600	252,980	2,711	$40,963
			3,732	$56,391
			8,800	$209,440
			8,800	$209,440
			10,650	$253,470

Gerald B. Blouch	175,300	281,117	1,678	$25,355
			2,309	$34,904
			3,550	$84,490
			3,550	$84,490
			3,725	$88,655

Robert K. Gudbranson	—	—	2,200	$52,360
			625	$10,031

Joseph B. Richey, II	25,500	41,374	900	$21,420
			900	$21,420
			1,200	$28,560

Louis F.J. Slangen	—	—	900	$21,420
			900	$21,420
			1,200	$28,560

Pension Benefits for Fiscal Year 2009

The following table presents certain information for each of the Named Executive Officers with respect to the SERP.

Name	Plan Name(1)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(2)		Payments During Last Fiscal Year ($)(3)
A. Malachi Mixon, III	SERP	29		10,240,350	(4)	—
Gerald B. Blouch	SERP	18		4,972,959		93,839
Robert K. Gudbranson	SERP	6	(5)	538,369		—
Joseph B. Richey, II	SERP	25		1,533,513		—
Louis F.J. Slangen	SERP	22		2,250,882		—

(1)	The SERP is the Company’s original Supplemental Executive Retirement Plan, as amended and restated into a cash balance plan which is intended to work in tandem with the original plan to operate effectively as one plan, as further described below under Supplemental Executive Retirement Plan (collectively, the “SERP”).

(2)

This column presents the actuarial present value of each officer’s accumulated benefit under the SERP, computed as of the same pension plan measurement date used for financial statement reporting purposes. For purposes of this calculation, (i) Named Executive Officers are assumed to have worked until the normal retirement age as defined in the SERP, which is the attainment of age 65 and (ii) Messrs. Mixon and Richey are assumed to have retired at December 31, 2009, at ages 69 and 73, respectively.

(3)	Payments during the last fiscal year are equal to taxable distributions made from the executive’s account balance under the plan to cover his or her FICA tax obligations due on the vested accrued benefit obligations as of December 31, 2008, and the related income tax on such distributions.

(4)	In recognition of Mr. Mixon’s successful completion of management succession planning and his past contributions to the Company, in 2000, the Compensation Committee waived the “Company contribution offset” to his SERP balance.

(5)	In consideration of his joining the Company in 2008, Mr. Gudbranson was credited with five years of service under the SERP.

Supplemental Executive Retirement Plan

In 1995, the Company established the SERP for certain executive officers to supplement other savings plans offered by the Company so as to provide a specific level of replacement compensation for retirement. In order to comply with Section 409A of the Code, the Supplemental Executive Retirement Plan has been amended and restated, effective as of December 31, 2008, as the Invacare Corporation Cash Balance Supplemental Executive Retirement Plan, which is referred to in this proxy statement as the “SERP.”

Prior to amendment, the SERP provided for an annual benefit equal to 50% of a participant’s annual base salary and target bonus on the April 1 immediately preceding or coincident with the date of termination. The benefit was reduced if the participant had less than 15 years of service with the Company. As amended, the SERP provides a benefit stated as a hypothetical account balance. Current participants, who were participants in the SERP prior to amendment, receive annual credits in the amount and for a maximum number of years as specified in their participation agreements. For such participants, the annual credits, together with annual interest credits, are currently intended by the Compensation Committee to result in a benefit at normal retirement age that is substantially equivalent to the benefit that would have been provided at normal retirement age under the SERP prior to amendment. Future participants will receive annual credits that are a specified percentage (ranging from 8% to 35%, based on age at date of entry) of their annual base salary and target bonus for each year of employment, plus annual interest credits. The annual credits for such participants will not be made for any year in which the participant’s account balance at June 30 is equal to or greater than 3.65 times that year’s base salary and target bonus.

Normal retirement age is age 65 or attainment of age 62 with 15 years of service with the Company. Annual interest credits will continue as long as the participant retains an account under the SERP. The interest crediting rate currently is set at 6% per year, compounded annually, but may be changed from time to time by the Compensation Committee. A participant will vest in his benefit in 20% increments over 5 years; however, payment of a participant’s benefit generally will be made no earlier than normal retirement age, even if a participant terminates employment with a vested benefit prior to reaching normal retirement age. Also, retirement benefits generally are delayed until at least the later of the seventh month or the January after termination of employment. Upon entry into the SERP, a participant can make an election to receive his benefit, when it is ultimately paid, either in the form of a lump sum payment or in annual installments over a period not to exceed 25 years.

Notwithstanding the foregoing, if a participant’s employment is terminated within two years following a “change in control” (as such term is defined in the SERP), the participant’s account will become fully vested. In addition, his or her account will be credited with such additional amount as is necessary to bring the balance of the account to an amount equal to 3.65 times the greater of base salary plus target bonus for the year of termination or the preceding year, discounted from normal retirement age to the date of termination of employment (if earlier) at a rate of 6% compounded annually. Payment of the benefit to such participant shall be made six months after termination of employment. Furthermore, if a participant dies prior to distribution of his or her benefits, a lump sum payment of the greater of his account balance or his base salary and target bonus at the time of death will be paid to his beneficiary within 30 days after death. If a participant’s employment is terminated by reason of “disability” (as defined in the SERP), the participant will be entitled to an enhanced retirement benefit of not less than 3.65 times base salary plus target bonus, prorated for less than 15 years of service.

The SERP is a nonqualified plan and, thus, the benefits accrued under this plan would be subject to the claims of the Company’s general creditors if the Company were to file for bankruptcy. The benefits will be paid (1) from an irrevocable grantor trust which has been partially funded from the Company’s general funds and/or (2) directly from the Company’s general funds.

Nonqualified Deferred Compensation for Fiscal Year 2009

The following table presents information for each of the Named Executive Officers regarding contributions, earnings, withdrawals and balances under the DC Plus Plan.

Name	Executive Contributions in 2009 ($)(1)	Company Contributions in 2009 ($)(2)	Aggregate Earnings in 2009 ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at December 31, 2009 ($)(5)
A. Malachi Mixon, III	55,300	78,243	(710)	(1,700)	736,220
Gerald B. Blouch	27,760	47,854	192,688	(22,307)	1,029,376
Robert K. Gudbranson	—	10,713	—	—	10,712
Joseph B. Richey, II	—	20,650	15,474	(12,405)	84,914
Louis F.J. Slangen	11,940	17,961	260,218	(17,430)	1,627,769

(1)	The amounts reported in this column represent the portion of the officer’s salary and/or bonus, as reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, that was deferred into the plan.

(2)	The amounts reported in this column have been included with respect to each officer in the “All Other Compensation” column of the Summary Compensation Table above, as described in footnotes (7), (8), (10), (11), (12) and (13) to that Table.

(3)	No portion of the amounts reported in this column that represent accrued interest has been included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, since none of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan. Please see the discussion below under DC Plus Plan for a description of how earnings under the plan are calculated.

(4)	The distributions shown for each of Messrs. Mixon, Blouch, Richey and Slangen reflect a transfer to the officer’s account under the tax-qualified Invacare Retirement Savings Plan up to the amount allowed by IRS limitations, pursuant to the terms of the DC Plus Plan. The remaining amount of the distributions shown for Messrs. Blouch, Richey and Slangen reflect their election during 2009 to withdraw a portion of the balance of their accounts pursuant to the terms of the plan.

(5)	Other than Company contributions (and the earnings thereon) made by the Company on behalf of each Named Executive Officer, the account balances shown in this column are solely attributable to deferrals by the Named Executive Officers of previously earned compensation and the earnings on these amounts.

DC Plus Plan

The DC Plus Plan is a non-qualified contributory savings plan for highly compensated employees. The program is offered to allow participants to defer compensation above the amount allowed in the Invacare Retirement Savings Plan, the Company’s qualified retirement plan, and to provide participants with additional pre-tax savings opportunities. The DC Plus Plan is the successor to a prior non-qualified plan, the 401(k) Plus Plan. In 2004, the Company froze what was originally established as the 401(k) Plus Plan and prohibited further deferrals and contributions to that plan for compensation earned after December 31, 2004. It then adopted the DC Plus Plan, effective January 1, 2005, in order to address the requirements of Section 409A of the Code. All benefits of the participants earned and vested in the 401(k) Plus Plan as of December 31, 2004 remain preserved under and subject to the existing plan provisions. These plans are referred to in this proxy statement collectively as the “DC Plus Plan.”

The DC Plus Plan allows participants to defer all or any portion of their annual cash bonus compensation and up to 50% of their salary into the plan. The Company has the discretion to provide matching contribution credits on amounts deferred of up to an annual maximum of 2% of salary, in accordance with the matching contribution percentage formula provided under the Retirement Savings Plan, and reduced by the matching contributions under that plan. The Company also has the discretion to provide for quarterly contribution credits in accordance with the quarterly contribution formula under the Retirement Savings Plan, of up to 4% of salary in excess of the qualified plan compensation limit. Participants may allocate contributions among an array of funds representing a full range of risk/return profiles, including Company common shares reflected in phantom share units. Employee deferrals and contributions by the Company for the benefit of each employee are credited with earnings, gains or losses based on the performance of investment funds selected by the employee. Earnings under the DC Plus Plan in 2009 were based on the following underlying funds, which had the following annual returns in 2009: Pacific Select Money Market, 0.17%; PIMCO Managed Bond, 21.01%; PIMCO Inflation Managed Bond, 20.80%; T Rowe Price Equity Series, Inc. Equity Income II, 25.25%; Pacific Select Equity Index (BlackRock), 26.36%; Pacific Select American Growth, 38.86%; Pacific Select Mid-Cap Equity, 39.65%; Pacific Select Mid-Cap Growth, 59.33%; Pacific Select Small Cap Value, 27.18%; Pacific Select Small Cap Growth, 47.44%; Pacific Select International Value, 28.00%; Pacific Select International Large Cap, 33.61%; and Invacare common shares, 61.10%. This array of funds is comparable to the array of funds offered for investment under the Invacare Retirement Savings Plan. Participants do not have any direct interest in or ownership of the funds. Participant’s contributions are always 100% vested and employer contributions vest according to a five year graduated scale. Distributions under the DC Plus Plan may be made only upon termination of the participant’s employment, death, or hardship, or at a time certain specified by the participant at the time of deferral in accordance with the terms of the plan. In contrast, amounts held under the original 401(k) Plus Plan may still be distributed at any time at the election of the participant, subject to the forfeiture by the participant of 5% of the amount distributed. All distributions under the DC Plus Plan are in the form of cash. Distributions due to termination of employment are made approximately 90 days after termination of employment (or the seventh month after termination of employment in the case of key employees (as that term is defined in the Code)). Distributions are paid in the form of a lump sum, except that a participant may elect to have payment made in installments over a period of up to 15 years if termination occurs after retirement age (age 55 with 10 years of service) and the account is over a minimum amount. Elections to participate in the DC Plus Plan must be made by the employee in accordance with the requirements of the plan and applicable law.

Other Potential Post-Employment Compensation

Severance and Change of Control Benefits

Upon termination of employment for certain reasons (other than a termination following a change of control of the Company) severance benefits may be paid to the Named Executive Officers. The severance benefits payable to Mr. Blouch are addressed in his Severance Protection Agreement, discussed below, and the severance benefits payable to Messrs. Gudbranson, Richey and Slangen are addressed in the description of each of their respective letter agreements below. Mr. Mixon is not covered under a general severance agreement, but is entitled to receive benefits under a change of control agreement (discussed below under Change of Control Agreements) like all of the other Named Executive Officers and under a Chairman and CEO Retirement Program (discussed below under Chairman and CEO Retirement Program).

Severance Protection Agreement

In 2002, the Company entered into a Severance Protection Agreement with Mr. Blouch. Under the terms of the agreement, if Mr. Blouch’s employment is terminated by reason of death or disability, by the Company for cause (as defined in the agreement) or by Mr. Blouch other than for good reason (as defined in the agreement), he or his estate is entitled to receive payment of any compensation and benefits accrued but unpaid at the time of such termination. If Mr. Blouch’s employment is terminated by the Company other than for cause or by Mr. Blouch for good reason (but not due to death or disability), he then is entitled to receive the following benefits:

•

compensation equal to three times the amount of his then applicable annual base salary, to be paid in a lump sum no later than six months and a day following termination or, if earlier, by the 15th day of the third month following the calendar year in which termination occurred (“Short-term Date”);

•	75% of his target bonus for the year in which employment ends, to be paid in a lump sum no later than the Short-term Date;

•	any then-outstanding stock option grant or stock award shall immediately vest in full as of the date of termination of employment; and

•

the exercise period of any unexercised stock option shall be extended until two years after the date of termination of employment (unless the option expires earlier by its terms). In addition, Mr. Blouch may exercise all options by means of a cashless exercise program, so long as (a) the program is permitted under applicable law, and (b) the Company is not required to recognize additional compensation expense as a result of the exercise.

In accordance with the terms described above, assuming that Mr. Blouch’s employment with the Company was terminated by the Company other than for cause or by Mr. Blouch for good reason (but not due to death or disability) as of December 31, 2009, the amounts and/or values of the benefits he would be entitled to receive are as follows: (1) $2,082,000 in respect of three times his applicable base salary; (2) $494,475 in respect of 75% of his applicable target bonus; and (3) $1,752,164 in respect of the present value of acceleration of vesting of outstanding unvested stock option grants and restricted stock awards and of the extension of the exercise periods of outstanding unexercised stock options, for a total of $4,328,639. The agreement also provides that, if applicable, Mr. Blouch would be entitled to a lump sum payment as necessary to “gross up,” on an after-tax basis, Mr. Blouch’s compensation for all excise taxes and any penalties and interest imposed by Section 4999 of the Code.

The agreement contains provisions which restrict Mr. Blouch’s ability to engage in any business that is competitive with the Company’s business, or to solicit Company employees, customers or suppliers for a period of two years following the date of termination of his employment or two years after the last payment due to Mr. Blouch pursuant to the severance provisions described above, whichever is later. The agreement also contains provisions requiring Mr. Blouch to maintain the confidentiality of non-public Company information during and after his employment and to assign to the Company any rights that he may have in any intellectual property developed in the course of his employment. The agreement will automatically terminate upon a change in control (as defined in the agreement).

Other Severance Arrangements

The Company has entered into letter agreements with each of Messrs. Gudbranson, Richey and Slangen which provide that, upon a termination of employment other than by the Company for cause, each executive will be entitled to continuation of his then-applicable base salary for one year, to receive a pro rata portion of his target bonus for the year in which his employment ends based on the date of termination, and to continuation of health insurance benefits until the earlier of the end of the severance period or such time as he obtains employment that provides such coverage.

In accordance with the terms described above, assuming that the employment of each of Messrs. Gudbranson, Richey and Slangen was terminated by the Company other than for cause as of December 31, 2009, and assuming that these individuals were not entitled to benefits under their change of control agreements, the amounts and/or values of the benefits they each would be entitled to receive are as follows: (1) Mr. Gudbranson would be entitled to $338,500 in respect of the continuation of his current base salary for one year, $253,875 in respect of his target bonus for the year and $15,757 in respect of the continuation of his current health insurance benefits for one year, for a total of $608,132; (2) Mr. Richey would be entitled to $435,000 in respect of the continuation of his current base salary for one year, $326,250 in respect of his target bonus for the year and $5,548 in respect of the continuation of his current health insurance benefits for one year, for a total of $766,798; and (3) Mr. Slangen would be entitled to $398,000 in respect of the continuation of his current base salary for one year, $298,500 in respect of his target bonus for the year and $10,196 in respect of the continuation of his current health insurance benefits for one year, for a total of $706,696.

The Company also has entered into a technical information and non-competition agreement with each of Messrs. Gudbranson, Richey and Slangen which contain provisions requiring each executive to maintain the confidentiality of non-public Company information during and after his employment and to assign to the Company any rights that he may have in any intellectual property developed in the course of his employment. The agreements also contain provisions which restrict each executive’s ability to engage in any business that is competitive with the Company’s business, or to solicit Company employees, customers or suppliers for a period of three years following the date of termination of his employment; provided that, if the executive is unable to obtain employment consistent with his training and education solely because of the non-competition provisions of the agreement, the provisions will be effective only for so long as the Company makes monthly payments to the executive equal to his monthly base salary at the time of termination of his employment with the Company (including payment of premiums for health and life insurance as generally provided to the Company’s employees).

Change of Control Agreements

The Company has entered into change of control agreements with its executive officers, including each of the Named Executive Officers. The agreements continue through December 31 of each year and are automatically extended in one-year increments unless the Company gives prior notice of termination at least one year in advance. These agreements are intended to ensure the continuity of management and the continued dedication of the executives during any period of uncertainty caused by the possible threat of a takeover. Except for the payments described in the next paragraph, Invacare’s change of control agreements are so-called “double trigger” agreements in that they do not provide for benefits unless there is both a change of control of the Company and an executive is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) within three years after the change of control.

In the event that there is a change of control of the Company (as defined in the agreement), then on the first anniversary of the change of control, each covered executive (a) who is still employed by the Company, (b) whose employment was involuntarily terminated after the Change in Control for any reason other than cause (as defined in the agreement), death or disability, or (c) who terminated employment for good reason (as defined in the agreement) is entitled to receive a payment equal to the sum of (x) the highest annual base salary paid by the Company to the executive since the effective date of the agreement; and (y) the higher of the executive’s target bonus in the year in which the change of control occurs or the target bonus in the preceding year (such sum being hereinafter referred to as “Base Compensation”). Assuming a change of control of the Company as of December 31, 2009, if each of the Named Executive Officers was entitled to the payment equal to his Base Compensation described in this paragraph, he would be entitled to receive the following: (1) Mr. Mixon: $2,212,000; (2) Mr. Blouch: $1,353,300; (3) Mr. Gudbranson: $592,375; (4) Mr. Richey: $761,250; and (5) Mr. Slangen: $696,500.

In addition, if the executive is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) at any time during the three year period following a change of control under the conditions set forth in the agreements, the executive will receive, in addition to accrued but unpaid salary, bonus and vacation pay, the following:

•	a lump sum amount equal to two times the executive’s Base Compensation;

•

a lump sum amount equal to three times the greatest contribution made by the Company to each of the Invacare Retirement Savings Plan and the DC Plus Plan on behalf of the executive for any year in the three years prior to the change of control, as well as a lump sum payment equal to the unvested portion of the executive’s account under the Invacare Retirement Savings Plan;

•

a lump sum amount equal to the sum of the contributions and interest that were scheduled to be added to the executive’s account under the SERP during the three year period immediately following the date of termination of employment if the executive had continued to be employed by the Company for three years after termination of employment, as reflected in the executive’s participation agreement under the SERP;

•

continuing coverage under the Company’s health, life and disability insurance programs (including those available only to executives and those generally available to employees of the Company) for three years after termination of employment; and

•	a lump sum payment as necessary to “gross up,” on an after-tax basis, the executive’s compensation for all excise taxes and any penalties and interest imposed by Sections 4999 and 409A of the Code.

The Company’s equity compensation plans, the 401(k) Plus Plan and the DC Plus Plan provide for the following upon a change in control:

•	accelerated vesting of all outstanding unvested stock options, so that all options become exercisable in full;

•	accelerated vesting of all outstanding restricted stock; and

•	immediate vesting of the executive’s rights under the 401(k) Plus Plan and the DC Plus Plan.

The change in control agreements also provide for these benefits if the executive is terminated without cause or resigns for good reason within three years after the change in control. Accordingly, the executive would receive the accelerated vesting of these benefits under the change in control agreements upon a qualifying termination of employment if they were not otherwise provided for under the plans at the time of the change of control, as a result of the Board determining not to accelerate vesting or due to an amendment in the terms of the plans. The change in control agreements further provide that all vested options will continue to be exercisable for two years after termination (unless the option earlier expires by its terms). Finally, the change in control agreements generally provide that the agreements will automatically terminate upon a termination of employment prior to a change in control. However, if an executive is involuntarily terminated or terminates employment for good reason (as defined in the agreement) within the six months before, and primarily in anticipation of, a change in control, then effective as of the date of the change in control, the executive will be vested in and entitled to receive the same benefits to which he would have been entitled to if his termination of employment had occurred after the change in control.

The table below reflects the approximate amounts that would be payable to each Named Executive Officer under the individual change of control agreements assuming that the change of control occurred at December 31, 2009 and that such executive’s employment was terminated in a manner triggering payment of the above benefits, including a gross-up for certain taxes in the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and assuming that no payments would be subject to excise tax or penalties imposed by Section 409A of the Internal Revenue Code.

Name	Lump Sum Severance Amount(1)	Continuing Benefit Plan Coverage(2)	Early Vesting of Stock Options(3)	Early Vesting of Restricted Stock(3)	DBO Plan Coverage(4)	Estimated Tax Gross Up(5)	Total
A. Malachi Mixon, III	$7,645,602	$65,220	$186,547	$626,720	$—	$—	$8,524,089
Gerald B. Blouch	$5,283,461	$64,855	$71,596	$362,512	$1,353,300	$2,251,556	$9,387,280
Robert K. Gudbranson	$2,281,590	$66,759	$49,539	$114,632	$592,375	$1,233,721	$4,338,616
Joseph B. Richey, II	$2,513,758	$22,727	$20,967	$67,620	$761,250	$—	$3,386,322
Louis F. J. Slangen	$2,896,357	$60,291	$20,902	$70,884	$696,500	$1,327,773	$5,072,707

(1)	This amount is comprised of (i) a lump sum amount equal to the executive’s retention payment (which is equal to his Base Compensation) plus an additional amount equal to two times the executive’s Base Compensation (which is $6,636,000 for Mr. Mixon, $4,059,900 for Mr. Blouch, $1,777,125 for Mr. Gudbranson, $2,283,750 for Mr. Richey and $2,089,500 for Mr. Slangen); (ii) a lump sum amount equal to three times the greatest contribution made by the Company on behalf of the executive for any year in the three years prior to the change of control to (A) the Invacare Retirement Savings Plan (which is $44,100 for Messrs. Mixon, Blouch, Richey, Slangen and Gudbranson), (B) the DC Plus Plan (which is $351,081 for Mr. Mixon, $202,266 for Mr. Blouch, $32,139 for Mr. Gudbranson, $93,897 for Mr. Richey and $84,342 for Mr. Slangen), and (iii) a lump sum amount equal to the sum of the contributions and credited interest which were scheduled to be added to the executive’s account under the SERP during the three year period following the change of control if the executive had continued in the employ of the Company through the third anniversary of the change of control (which is $614,421 for Mr. Mixon, $977,195 for Mr. Blouch, $428,226 for Mr. Gudbranson, $92,011 for Mr. Richey and $678,415 for Mr. Slangen).

(2)	This amount represents the present value of continuing coverage under the Company’s health, life and disability insurance programs (including those available only to executives and those generally available to employees of the Company) for three years following the date of termination.

(3)	These awards would become vested and the amount shown represents the present value of the acceleration of vesting under Section 4999 of the Internal Revenue Code. The early vesting of stock options would provide no present value as all such stock options are exercisable at exercise prices that are above the closing market price of the Company’s common shares as of December 31, 2009.

(4)	The amounts in this column are amounts that would be payable to beneficiaries of the Named Executive Officers under the Company’s Death Benefit Only Plan if the executive subsequently died following a termination of his employment after a change of control on December 31, 2009. See “Retirement and Other Post-Termination Benefits — Death Benefit Only Plan” below.

(5)	The estimated tax gross-up is calculated assuming that a change of control of the Company and termination of the executive’s employment occurred at December 31, 2009 and assuming that none of the payments made pursuant to the change of control agreements were made in consideration of past services.

Retirement and Other Post-Termination Benefits

The Company maintains other plans and arrangements with its Named Executive Officers which provide for post-employment benefits upon the retirement or death of the executives, as further described below.

Retirement Plans

The Company’s Named Executive Officers are eligible to participate in the SERP and the DC Plus Plan. The SERP and the present value of the accumulated benefits of each Named Executive Officer under the SERP are described elsewhere in this proxy statement under the Pension Benefits Table. The DC Plus Plan and the aggregate account balance of each Named Executive Officer under the plan are described elsewhere in this proxy statement under the Non-Qualified Deferred Compensation Table.

Death Benefit Only Plan

The Company maintains a Death Benefit Only Plan (“DBO Plan”) for its senior executives other than the CEO. By participating in the DBO Plan, an executive agrees to limit his or her coverage under the Company’s other group life insurance plans to a maximum of $50,000. Under the DBO Plan, subject to certain limitations, if a participant dies while employed by the Company, his or her designated beneficiary shall receive a benefit equal to three times the executive’s highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with his or her death. If a participant dies after attaining age 65 or after his or her employment with the Company is otherwise terminated following a change of control of the Company, a payment equal to his highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with such event will be payable on behalf of the participant. The Company may, in its discretion, pay an additional amount in order to “gross up” the participant for some or all of the income taxes that may result from the benefits described above. With respect to each Named Executive Officer, if the executive had died on December 31, 2009, the following amounts would have been payable on an after-tax basis under the DBO Plan: (1) $4,059,900 to the beneficiaries of Mr. Blouch; (2) $761,250 to the beneficiaries of Mr. Richey (who is over age 65); (3) $2,089,500 to the beneficiaries of Mr. Slangen; and (4) $1,777,125 to the beneficiaries of Mr. Gudbranson. Upon a change of control of the Company, the Company’s obligations under the DBO Plan will be binding on any successor to the Company and the foregoing benefits would be payable to a participant under the DBO Plan in accordance with the terms described above upon the death of the participant following the change of control.

Chairman and CEO Retirement Program

In March 2000, the Company established a retirement program for Mr. Mixon. Under the program, upon his retirement, Mr. Mixon is to be provided with a spending account of $200,000 per year for each of the five years following retirement for reimbursement of office and clerical support, financial and legal planning and other reasonable expenses incurred in an ongoing role as consultant to the Company. If, at the end of any year, any amounts remain in such account, the remaining amounts are to be paid to Mr. Mixon or his beneficiaries. The program further provides that, for each of the five years following his retirement, Mr. Mixon will be reimbursed for the cost of private or first class airfare of up to a maximum of $30,000 per year, the cost of home security expenses of up to $2,000 per year and the annual premium cost for medical insurance for Mr. Mixon and his spouse that is substantially similar to that maintained by the Company on his behalf prior to his retirement. In addition, during the five years after his retirement, Mr. Mixon will continue to be eligible to participate, at the Company’s cost, in such personal umbrella insurance coverage and medical check-up benefit plans as may be maintained by the Company for its senior executives. The program will terminate on the earlier of the fifth anniversary of Mr. Mixon’s retirement from the Company or a change of control of the Company as defined under the Change of Control Agreements described above. The Company estimates that, assuming that Mr. Mixon retired from the Company at December 31, 2009, the total amount payable to Mr. Mixon in connection with the foregoing benefits over the five-year period following retirement would be equal to approximately $1,303,080.

Compensation of Directors

Non-employee directors were paid a $40,000 annual retainer in 2009, $2,000 per Board meeting attended and $1,500 per committee meeting attended, or $2,000 per committee meeting for the committee chairperson. If the Board or a committee meets via teleconference, the directors attending the meeting receive one-half of the normal Board or committee meeting attendance fee. The Company’s Lead Director received an additional annual retainer of $10,000 in 2009. In 2009, the Chairman of the Audit Committee received an additional annual retainer of $5,000 and the Chairman of the Compensation Committee received an additional annual retainer of $2,500. Upon joining the Board of Directors, a newly-elected director receives a one-time grant of stock options to purchase a number of shares equal to $150,000 divided by the market price of Invacare common shares on the date of grant, vesting over a four-year term. All non-employee directors have historically received annual stock option grants vesting over a four-year term. In 2009, the Compensation Committee determined to grant the non-employee directors restricted stock awards, vesting over a four year term, in lieu of annual stock option grants. In August, 2009, each non-employee director was granted a restricted stock award of 2,800 shares. The Compensation Committee, consistent with its approach in determining the value of long-term equity compensation awards granted to the Named Executive Officers, determined to reduce the value of the annual equity compensation awards granted to the non-employee directors by 15% to 20% as compared to the value of the awards granted to those directors in 2008, based on the economic downturn and decline in the Company’s stock price that occurred since the granting of awards in 2008.

Directors are eligible to defer compensation payable by the Company for their services as a director into discounted stock options granted under the 2003 Plan, exercisable at 75% of market value on the date of grant. Of the amounts reflected in the “Fees Earned or Paid in Cash” column in the table below, Mr. Boland deferred $39,750, Mr. Delaney deferred $5,250, and Mr. Weber deferred $37,500 of their 2009 compensation and, as a result, each was issued stock options on December 11, 2008 with an exercise price per share discounted 25% from the closing price per share of the Company’s common shares as quoted on the New York Stock Exchange on that date.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total
James C. Boland	77,500	(3)	57,344	63,650	(4)	—	—	—		198,494
Michael F. Delaney	52,500	(5)	57,344	8,432	(6)	—	—	—		118,276
C. Martin Harris, M.D.	52,500	(7)	57,344	—	(8)	—	—	—		109,844
Bernadine P. Healy, M.D.	56,500	(9)	57,344	—	(10)	—	—	—		113,844
Dale C. LaPorte	51,000	(11)	57,344	47,855	(12)	—	—	—		156,199
John R. Kasich	51,500	(13)	57,344	—	(14)	—	—	—		108,884
Dan T. Moore, III	57,750	(15)	57,344	—	(16)	—	—	—		115,094
William M. Weber	71,000	(17)	57,344	—	(18)	—	—	3,960	(19)	132,304
General James L. Jones	1,125	(20)	—	—		—	—	—		1,125

(1)	The values reported in this column represent the dollar amount of expense, calculated in accordance with ASC 718, Compensation — Stock Compensation, to be recognized for financial statement purposes over the respective vesting periods with respect to all restricted stock awarded to each director during 2009. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the values reported in this column, see “Shareholders’ Equity Transactions” in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009

(2)	The values reported in this column represent the dollar amount of expense, calculated in accordance with ASC 718, Compensation — Stock Compensation, to be recognized for financial statement purposes over the respective vesting periods with respect to all stock options awarded to each director during 2009. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the values reported in this column, see “Shareholders’ Equity Transactions” in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	The fees to Mr. Boland include a $40,000 retainer, a $10,000 additional retainer for his service as Lead Director, a $2,500 additional retainer for his service as Chairman of the Compensation and Management Development Committee, $8,000 for attendance at four Board meetings, $6,000 for attendance at three meetings of the Compensation and Management Development Committee (as committee chairperson), $2,000 for attendance at one meeting of the Governance Committee (as committee chairperson), $6,000 for attendance at four meetings of the Audit Committee and $3,000 for attendance at four teleconference meetings of the Audit Committee. Mr. Boland deferred certain of his 2009 director fees, as further described above.

(4)	As of the end of the fiscal year, Mr. Boland held options to buy 67,650 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between February 4, 2000 and December 11, 2009, at exercise prices between $10.695 to $47.01 per share, will expire between February 4, 2010 and August 20, 2018, and became or will become exercisable between March 31, 2001 and January 1, 2013.

(5)	The fees to Mr. Delaney include a $40,000 retainer, $8,000 for attendance at four Board meetings, $3,000 for attendance at two meetings of the Investment Committee and $1,500 for attendance at two teleconference meetings of the Nominating Committee. Mr. Delaney deferred certain of his 2009 director fees, as further described above.

(6)	As of the end of the fiscal year, Mr. Delaney held options to buy 31,453 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between February 4, 2000 and December 11, 2009, at exercise prices between $10.695 to $47.01 per share, will expire between February 4, 2010 and August 20, 2018, and became or will become exercisable between March 31, 2001 and January 1, 2013.

(7)	The fees to Dr. Harris include a $40,000 retainer, $8,000 for attendance at four Board meetings, $3,000 for attendance at two meetings of the Investment Committee and $1,500 for attendance at two teleconference meetings of the Nominating Committee.

(8)	As of the end of the fiscal year, Dr. Harris held options to buy 33,477 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between February 5, 2003 and August 20, 2008 at exercise prices between $22.68 to $47.01 per share, will expire between February 15, 2013 and August 20, 2018, and became or will become exercisable between December 31, 2003 and September 30, 2012.

(9)	The fees to Dr. Healy include a $40,000 retainer, $8,000 for attendance at four Board meetings, $4,000 for attendance at two meetings of the Investment Committee (as committee chairperson) and $4,500 for attendance at three meetings of the Compensation Management and Development Committee.

(10)	As of the end of the fiscal year, Dr. Healy held options to buy 43,101 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between February 4, 2000 and August 20, 2008, at exercise prices between $19.50 to $47.01 per share, will expire between February 4, 2010 and August 20, 2018, and became or will become exercisable between March 31, 2001 and September 30, 2012.

(11)	Mr. LaPorte was elected to the Board of Directors effective February 12, 2009. The fees to Mr. LaPorte include a $40,000 retainer, $8,000 for attendance at four Board meetings, and $3,000 for attendance at two meetings of the Investment Committee.

(12)	As of the end of the fiscal year, Mr. LaPorte held options to buy 7,858 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted on February 12, 2009 at an exercise price of $19.09 per share, will expire on February 13, 2019, and will become exercisable between March 31, 2010 and September 30, 2013.

(13)	The fees to Mr. Kasich include a $40,000 retainer, $8,000 for attendance at four Board meetings, $1,500 for attendance at one meeting of the Governance Committee and $2,000 for attendance (as committee chairperson) at two teleconference meetings of the Nominating Committee.

(14)	As of the end of the fiscal year, Mr. Kasich held options to buy 52,951 common shares of the Company under the Invacare Corporation 1992 Non-Employee Directors Stock Option Plan, the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between March 1, 2001 and August 20, 2008, at exercise prices between $18.1875 to $47.01 per share, will expire between February 20, 2011 and August 20, 2018, and became or will become exercisable between December 31, 2001 and September 30, 2012.

(15)	The fees to Mr. Moore include a $40,000 retainer, $8,000 for attendance at four Board meetings, $6,000 for attendance at four meetings of the Audit Committee, $2,250 for attendance at three teleconference meetings of the Audit Committee, and $1,500 for attendance at two teleconference meetings of the Nominating Committee.

(16)

As of the end of the fiscal year, Mr. Moore held options to buy 38,913 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between February 4, 2000 and August 20, 2008, at exercise prices between $19.50 to $47.01 per share, will expire between February 4,

2010 and August 20, 2018, and became or will become exercisable between March 31, 2001 and September 30, 2012.

(17)	The fees to Mr. Weber include a $40,000 retainer, a $5,000 additional retainer for his service as Chairman of the Audit Committee, $8,000 for attendance at four Board meetings, $4,500 for attendance at three meetings of the Compensation and Management Development Committee, $8,000 for attendance at four meetings of the Audit Committee (as committee chairperson), $4,000 for attendance at four teleconference meetings of the Audit Committee (as committee chairperson) and $1,500 for attendance at one meeting of the Governance Committee. Mr. Weber deferred certain of his 2009 director fees, as further described above.

(18)	As of the end of the fiscal year, Mr. Weber held options to buy 41,314 common shares of the Company under the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 2003 Performance Plan. All options were granted between February 4, 2000 and December 11, 2009, at exercise prices between $10.695 to $47.01 per share, will expire between February 4, 2010 and August 20, 2018, and became or will become exercisable between March 31, 2001 and September 30, 2012.

(19)	Other compensation includes personal use of corporate suites or tickets to sporting events. See the discussion in footnote 7 to the Summary Compensation Table for a description of the Company’s methodology for determining the incremental cost of this perquisite.

(20)	General Jones resigned as a director of the Company effective January 19, 2009 as a result of his appointment as the National Security Advisor to President Barack Obama.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about our common shares that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including the Invacare Corporation 2003 Performance Plan, the Invacare Corporation 1994 Performance Plan and the Invacare Corporation 1992 Non-Employee Directors Stock Option Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,619,528		$29.28	3,132,623	(1)
Equity compensation plans not approved by security holders	3,738	(2)	—	—

Total	4,623,266		$29.28	3,132,623

(1)	Represents shares available under the Invacare Corporation 2003 Performance Plan. The Invacare Corporation 2003 Performance Plan allows for the granting of no more than 200,000 shares at an exercise price of not less than 75% of the market value on the date the option is granted. All other option grants must be made at not less than the market value on the date the option is granted.

(2)	Represents phantom share units in the 401(k) Plus Plan and the DC Plus Plan, which are allocated to participants’ accounts at their discretion as their investment choice.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote based on their best judgment on any other matters unless instructed to do otherwise.

Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by Invacare in connection with its annual meeting of shareholders to be held in 2011 must do so no later than                     , 2010. To be eligible for inclusion in our 2011 proxy material, proposals must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended.

If a shareholder intends to present a proposal at Invacare’s 2011 annual meeting without inclusion of that proposal in our 2011 proxy materials the shareholder must give written notice of such proposal no less than 60 days nor more than 90 days prior to the first anniversary of the 2010 annual meeting, in accordance with the Code of Regulations, as amended. Unless we receive a notice of a shareholder proposal to be brought before the 2011 annual meeting by                     , 2011, then Invacare’s proxy holders may vote all proxies in their discretion with respect to any shareholder proposal properly brought before such annual meeting.

Upon the receipt of a written request from any shareholder, Invacare will mail, at no charge to the shareholder, a copy of Invacare’s 2009 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission, for Invacare’s most recent fiscal year. Written requests for any Reports should be directed to:

Shareholder Relations Department

Invacare Corporation

One Invacare Way, P.O. Box 4028

Elyria, Ohio 44036-2125

You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the annual meeting.

By Order of the Board of Directors,

ANTHONY C. LAPLACA

Secretary

Appendix A

Under Proposal 2, the Company proposes to amend its Code of Regulations to add the following underlined language, with deleted text struck through:

ARTICLE III

Directors

Section 1. General Powers.

The business, power and authority of this Corporation shall be exercised, conducted and controlled by a Board of Directors, except where the law, the Articles or these Regulations require action to be authorized or taken by the Shareholders. (1071.59)

Section 2. Number~~, Classification~~, Election and Qualification of Directors.

(a) Number. The Board of Directors shall consist of not less than five nor more than fifteen members. At any Shareholders meeting called for the purpose of electing Directors, the Shareholders, by a vote of the holders of a majority of the voting power represented at the meeting, may fix or change the total number of Directors within the above limitation. In the event that the Shareholders fail to fix or change the number of Directors, the number of Directors then serving in office shall constitute the total number of Directors until further changed in accordance with this Section. In addition to the authority of the Shareholders to fix or change the number of Directors, the total number of Directors so determined may be increased or decreased by not more than two between Shareholders’ meetings by the Board of Directors at a meeting or by action without a meeting, and the total number of Directors as so changed shall be the total number of Directors until further changed in accordance with this Section. In the event that the Directors increase the total number of Directors, the Directors who are then in office may fill any vacancy created thereby. No reduction in the total number of Directors shall of itself have the effect of shortening the term of any incumbent Director.

(b) ~~Classification. The Directors shall be classified in respect of the time for which they shall severally hold office by dividing them into three classes, each class to be as nearly equal in number as possible. Subject to the preceding sentence, in the event the total number of Directors (whether determined by the Shareholders or by the Directors in accordance with Section 2(a)) is not divisible by three (3), the extra Director or Directors shall be assigned to a particular class or classes, at the time of election of such Director or Directors, by the Shareholders or by the Directors, whichever have elected the new Director or Directors. The term of any Director elected to fill a vacancy in a class, however created, shall end at the expiration of the term of such class and upon the election and qualification of the successor of such Director.(c)~~ Election. Subject to the rights of Directors to elect additional Directors in accordance with Section 2(a) or Section 3(d), the Directors ~~of the appropriate class~~ whose term of office has expired or who are being elected by the Shareholders to fill any vacancies, without regard to how such vacancies were created, shall be elected at the Annual Meeting of Shareholders, or if not so elected, at a Special Meeting of Shareholders called for that purpose~~. The Directors to be elected at each such Annual or Special Meeting of Shareholders shall be the class whose term in office then expires; provided, however that the Shareholders may, in their discretion, also elect Directors to fill any vacancies in other classes without regard to how such vacancies were created~~. At any meeting of Shareholders at which Directors are to be elected, only persons nominated as candidates in accordance with the procedures set forth in Article IIA, Section 2 of this Code of Regulations shall be eligible for election, and the candidates receiving the greatest number of votes shall be elected.

~~(d~~(c) Qualification. Directors need not be Shareholders of the Corporation.

A-1

Section 3. Term of Office of Directors.

(a) Term. ~~The term of office of each class of Directors shall be three (3) years (so that the term of one class of Directors shall expire each year), and the~~ Except as otherwise provided by law, by the Articles or by these Regulations, Directors shall be elected at the Annual Meeting of Shareholders to serve until the next Annual Meeting of Shareholders; provided that the terms of the Directors elected at the 2008 Annual Meeting of Shareholders, or otherwise elected to such class pursuant to Section 2(a), Section 2(b) or Section 3(d), shall expire at the 2011 Annual Meeting of Shareholders; the terms of the Directors elected at the 2009 Annual Meeting of Shareholders, or otherwise elected to such class pursuant to Section 2(a), Section 2(b) or Section 3(d), shall expire at the 2012 Annual Meeting of Shareholders; and the terms of the Directors elected at the 2010 Annual Meeting of Shareholders, or otherwise elected to such class pursuant to Section 2(a), Section 2(b) or Section 3(d), shall expire at the 2013 Annual Meeting of Shareholders. The Directors shall hold office for the respective terms to which elected and until their respective successors are elected and qualified, subject only to prior resignation, death or removal by the Directors as provided by law, and subject to the provisions of the Articles.

(b) Removal. Other than as heretofore stated, no Director may be removed from office except for cause. With prior notice thereof, all the Directors or all the Directors of a particular class, or any individual Director may be removed for cause by a majority vote at any Special Meeting of Shareholders properly called for that purpose, provided that unless all the Directors, or all the Directors of a particular class, are removed, no individual Director shall be removed in case the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at an election of all the Directors, or all the Directors of a particular class, as the case may be, would be sufficient to elect at least one Director.

(c) Resignation. A resignation from the Board of Directors shall be deemed to take effect immediately or at such other time as the Director may specify.

(d) Vacancy. If any vacancy shall occur in the Board of Directors by death, resignation or as provided by law, the Articles or these Regulations, the remaining Directors shall constitute the Board of Directors until such vacancy is filled. The remaining Directors may fill any vacancy in the Board for the unexpired term.

*  *  *  *  *

A-2

Appendix B

INVACARE CORPORATION

EXECUTIVE INCENTIVE BONUS PLAN

(As Amended March 9, 2010)

ARTICLE I

THE PLAN AND ITS PURPOSE

1.1. Adoption of Plan. This Invacare Corporation Executive Incentive Bonus Plan (hereinafter referred to as the “Plan”) is hereby adopted by Invacare Corporation (hereinafter referred to as the “Company”), effective as of January 1, 2005, in order to set forth the terms and provisions of the annual incentive bonus program of the Company applicable to selected key employees of the Company (as hereinafter defined) on and after such date.

1.2. Purpose. The purpose of the Plan is (a) to provide an incentive to selected key employees of the Company in order to encourage them with short-term financial awards to improve the Company’s operating results, (b) to enable the Company to recruit and retain such key employees by making the Company’s overall compensation program competitive with compensation programs of companies with which the Company competes for executive talent and (c) to satisfy the requirements of Section 162(m) of the Code (as hereinafter defined) so that the deductibility of awards hereunder will not be limited by such Section 162(m).

ARTICLE II

DEFINITIONS

Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this instrument:

2.1. “Affiliate” means, except as otherwise provided in Section 2.3, any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board in its discretion.

2.2. “Board of Directors” means the Board of Directors of the Company as it may be constituted from time to time.

2.3. “Change in Control” means the happening of any of the following events:

(i) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing the acquisition, in a transaction or series of transactions, by any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the Exchange Act), other than (1) A. Malachi Mixon and/or any affiliate of A. Malachi Mixon (within the meaning given to “affiliate” in Rule 12b-2 under the Exchange Act), (2) the Company or any of its subsidiaries, (3) any employee benefit plan or employee stock ownership plan or related trust of the Company or any of its subsidiaries, or (4) any person or entity organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan or trust, of such number of shares of the Company as entitles that person to exercise 30% or more of the voting power of the Company in the election of Directors; or

(ii) During any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constitute the Directors of the Company cease for any reason to constitute at least a majority of the Directors of the Company unless the election of each new Director of the Company (over such period) was approved by or recommended by the vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of the period

(iii) There is a merger, consolidation, combination (as defined in Section 1701.01(Q), Ohio Revised Code), majority share acquisition (as defined in Section 1701.01(R), Ohio Revised Code), or control share acquisition (as defined in Section 1701.01(Z)(1), Ohio Revised Code, or in the Company’s Second Amended and Restated Articles of Incorporation, as the same may be hereafter amended) involving the Company and, as a result of which, the holders of shares of the Company prior to the transaction become, by reason of the transaction, the holders of such number of shares of the surviving or acquiring corporation or other entity as entitles them to exercise less than fifty percent (50%) of the voting power of the surviving or acquiring corporation or other entity in the election of Directors; or

(iv) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, but only if the transferee of the assets in such transaction is not a subsidiary of the Company; or

(v) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of Invacare, but only if the transferee of the assets of the Company in such liquidation or dissolution is not a subsidiary of the Company.

2.4. “Code” means the Internal Revenue Code of 1986, as amended, and any lawful regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific Code Section, such reference shall be deemed to include any successor Code Section having the same or a similar purpose.

2.5. “Committee” means the Compensation and Management Development Committee of the Board of Directors as it may be constituted from time to time (or any successor committee providing similar oversight to the Company’s compensation plans); provided that if at any time the Compensation and Management Development Committee is not composed solely of Outside Directors, “Committee” shall mean the committee consisting of at least three (3) Outside Directors appointed by the Board of Directors to administer the Plan.

2.6. “Company” means Invacare Corporation, an Ohio corporation, or any successor organization.

2.7 “Director” means any member of the Board of Directors.

2.8. “Disability” means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.9. “Eligible Employee” has the meaning ascribed to such term in Section 3.1 hereof.

2.10. “Incentive Bonus” means the payment earned by a Participant under the Plan as determined in accordance with Article VI.

2.11. “162(m) Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code, which, generally means an individual who as of the last day of the Taxable Year is:

(a) the Chief Executive Officer of the Company, or

(b) among the four highest compensated officers of the Company other than the Chief Executive Officer.

2.12. The words “Outside Director” mean any member of the Board who meets the definition of “outside director” set forth in Section 162(m) of the Code and the definition of “non-employee director” set forth in Rule 16b-3 under the Exchange Act, or any successor definitions adopted by the Internal Revenue Service and Securities and Exchange Commission, respectively.

2.13. “Participant” means an Eligible Employee selected by the Committee for participation in the Plan pursuant to Section 3.2 hereof.

2.14. “Performance Goals” has the meaning ascribed to such term in Section 5.1 hereof.

2.15. “Performance Goals Date” means the date on which the Committee establishes the Performance Goals for a calendar year which date may be no later than March 31 of such calendar year.

2.16. “Plan” means the Invacare Corporation Executive Incentive Bonus Plan as adopted herein and as constituted from time to time hereafter.

2.17. “Retirement” means a Participant’s retirement from active employment with the Company or an Affiliate at or after his attainment of age sixty-five (65) or “normal retirement age” as defined in the Company’s qualified retirement plan(s).

2.18. “Taxable Year” means the tax year of the Company which currently is the calendar year.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1. Eligibility. All officers of the Company (each an “Eligible Employee”) are eligible to be selected to participate in the Plan.

3.2. Participation. The following rules shall be applicable to participation in this Plan by an Eligible Employee:

(a) Designation. Subject to Subsection (c) of this Section 3.2, the Committee shall, in its discretion, designate the Eligible Employees, if any, who will participate in the Plan for each calendar year. Each Eligible Employee approved for participation will be notified of his or her selection as soon after approval as is practicable.

(b) Participation For Employees Hired After Commencement Of Calendar Year. Subject to Subsection (c) of this Section 3.2, an Eligible Employee whose employment with the Company commences after the first day of a calendar year and who remains actively employed through the end of the calendar year may, at the Committee’s discretion, participate in the Plan for the calendar year on a pro rata basis or on such other basis as the Committee shall determine.

(c) No Right To Participate. No Participant or Eligible Employee has or at any time will have any right hereunder to be selected for current or future participation in the Plan. Notwithstanding the foregoing or any other provision hereof, the Committee’s right to select Participants shall he subject to the terms of any employment agreement between the Company and the Participant or Eligible Employee.

ARTICLE IV

PLAN ADMINISTRATION

4.1. Responsibility. The Committee has total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

4.2. Authority of the Committee. The Committee has and will have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing, the Committee has the exclusive right to (a) interpret the Plan, (b) determine eligibility for participation in the Plan, (c) decide all questions concerning eligibility for and the amount of Incentive Bonus payable under the Plan, (d) determine Performance Goals under the Plan and, before payment of any Incentive Bonus hereunder, evaluate performance and certify whether Performance Goals and any other material terms were in fact satisfied, (e) construe any ambiguous provision of the Plan, (f) correct any default, (g) supply any omission, (h) reconcile any inconsistency, (i) issue administrative guidelines as an aid to administer the Plan, (j) make such rules as it deems necessary for carrying out the purpose of the Plan and to make changes in such rules as it from time to time deems proper, (k) promulgate such administrative forms as it from time to time deems necessary or appropriate for administration of the Plan, and (1) decide any and all questions arising in the administration, interpretation and application of the Plan.

4.3. Discretionary Authority. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Incentive Bonus under the Plan. It is the intent of the Company in establishing the Plan that the decisions of the Committee and its action with respect to the Plan will be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

4.4. Section 162(m) of the Code. With regard to all 162(m) Employees, the Plan shall for all purposes be interpreted and construed in order to assure compliance with the provisions of Section 162(m) of the Code.

4.5. Delegation of Authority. Only the Committee may select for participation, set Performance Goals for, and determine satisfaction of Performance Goals and other material facts with respect to Participants who are 162(m) Employees. Except for such limitation and to the extent not otherwise prohibited by law, the Committee may delegate some or all of its authority under the Plan to any person or persons.

ARTICLE V

PERFORMANCE GOALS AND MEASUREMENT

5.1. Definition of Performance Goals. Incentive Bonuses under this Plan will be paid solely on account of the attainment of one or more pre-established (as provided in Section 5.2 hereof), objective Performance Goals for a calendar year or other predetermined period. A Performance Goal is a target level or levels of performance. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the Performance Goal has been met. Performance Goals can be based on one or more business criteria that apply to the Participant, a business unit, or the Company and related entities as a whole. Such business criteria could include, for example, stock price, net sales, income from operations, earnings before income tax, earnings per share, cost controls, return on assets, or return on net assets employed. A Performance Goal need not, however, be based upon an increase or positive result under a business criterion and may include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to a specific business criterion). A Performance Goal shall not include the mere continued employment of the Participant.

The Performance Goal shall state, in terms of an objective formula or standard, the method of computing the amount of the Incentive Bonus payable to the Participant if the Performance Goal is attained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount of the Incentive Bonus. In addition, the formula or standard must specify the individual Participants or class or group of Participants to which it applies.

The terms of the objective formula or standard shall preclude discretion to increase the amount of Incentive Bonus that would otherwise be due upon attainment of the goal except to the extent the amount is related to other compensation and then only to the extent permitted by Section 162(m) of the Code to the extent applicable. The objective formula may grant the Committee discretion to reduce or eliminate the Incentive Bonus otherwise due upon attainment of the Performance Goal, provided that such negative discretion is expressly set forth at the time of establishment of the Performance Goal and provided that exercise of such negative discretion with respect to a Participant does not result in an increase in the Incentive Bonus to another Participant.

The Plan’s Performance Goals shall be established by action of the Committee not later than the time specified in Section 5.2 hereof. The Committee shall retain the discretion to change the targets under the Performance Goals subject to the restrictions of Section 162(m) of the Code, to the extent applicable.

5.2. Establishment of Performance Goals. Except as hereinafter provided in this Section 5.2, the Committee will, on or before the 90th day of the calendar year, and while the outcome is substantially uncertain, establish in writing (a) the Performance Goal or Goals applicable to such calendar year and identify the Participant or group of Participants to whom such Performance Goal or Goals are applicable and (b) if more than one Performance Goal for such calendar year is established, the weighting of the Performance Goals. If, for a given calendar year, the Committee shall not establish new Performance Goals for a Participant or group of Participants on or before the 90th day of the calendar year, the Performance Goals for the immediately preceding calendar year shall be deemed to be the Performance Goals established by the Committee for such calendar year for such Participant or group of participants.

In addition to, or in lieu of, use of the calendar year as a performance period to measure attainment of a Performance Goal, the Committee may, not later than the 90th day after the commencement of the period of service to which the Performance Goal relates, establish one or more Performance Goals for one or more Participants or groups of Participants for such other period. Any such Performance Goal may not be established after 25% of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed, and while the outcome is substantially uncertain.

5.3. Adjustments to Performance Goals. The Committee may, at any time during the first 90 days of a calendar year (or such other period as provided in Section 5.2 hereof), or, subject to the second paragraph of this Section 5.3 hereof, at any time thereafter in its sole and absolute discretion, adjust or modify the calculation of a Performance Goal for such calendar year (or such other period) in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions; and (c) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant.

Notwithstanding the foregoing, to the extent the exercise of such authority after the first 90 days of a calendar year (or such other period as provided in Section 5.2 hereof) would cause the Incentive Bonuses granted to the 162(m) Employees for the calendar year (or such other period) to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, then such authority shall only be exercised with respect to those Participants who are not 162(m) Employees.

ARTICLE VI

INCENTIVE BONUS AWARDS

6.1. Incentive Opportunity. During the applicable period specified in Section 5.2 hereof, the Committee shall determine and set forth in writing the amount of, or method for, calculating the Incentive Bonus that may be payable to each Participant under the Plan. The amount of an Incentive Bonus payable to a Participant will depend upon the level of attainment of the Performance Goals for such calendar year (or such shorter period as provided in Section 5.2 hereof) or whether the Performance Goals for such calendar year were attained.

6.2. Certification of Attainment of Performance Goals. The Committee shall certify attainment of Performance Goals, and other material facts, and shall calculate the amount of Incentive Bonus and authorize payment in accordance with the following procedure. As soon as practicable after the Company’s financial results for the relevant calendar year or other performance period have been finalized, the Committee will certify in writing the attainment of the Performance Goals established for the calendar year (or other performance period) and other material facts and will calculate (or certify the calculation of) the Incentive Bonus, if any, payable to each Participant pursuant to Section 6.1 hereof. Such Incentive Bonus shall be paid to the Participant as soon thereafter as reasonably practicable but not later than the March 15 following the calendar year which served as the performance period (or during which the performance period occurred) upon which the Incentive Bonus is based.

6.3. Form of Payment. All Incentive Bonuses under the Plan will be paid in cash and shall be subject to such terms, conditions, restrictions and limitations (including, but not limited to, restrictions on alienation and vesting) as the Committee may determine, provided that such terms, conditions, restrictions and limitations are not inconsistent with the terms of the Plan.

6.4. Termination of Employment Due to Disability, Death or Retirement. If a Participant’s employment is terminated prior to the date upon which an Incentive Bonus is paid pursuant to Section 6.2 hereof by reason of his Disability, Retirement or death, the Participant shall be eligible to receive a prorated Incentive Bonus for the calendar year in which such termination of employment Occurs.

6.5. Other Terminations of Employment. Unless the Committee shall determine otherwise in its sole discretion, if a Participant’s employment is terminated prior to the date on which Incentive Bonuses for the calendar year, or other performance period, are paid (other than as provided in Section 6.4 and 6.6 hereof), the Participant’s participation in the Plan shall end, and the Participant shall not be entitled to any Incentive Bonus for such calendar year.

6.6. Payment Following a Change in Control. In the event of a Change in Control, notwithstanding anything contained herein to the contrary, the Company shall pay each Participant who is participating in the Plan at the time of such Change in Control a single sum cash payment equal to the greater of (a) the target-level Incentive Bonus that would have been paid if the Performance Goal for the calendar year in which the Change in Control occurs had been achieved, or (b) the Incentive Bonus that would have been paid to the Participant if the Performance Goal that was actually achieved during the portion of the calendar year which occurs prior to the Change in Control is annualized for the entire calendar year. Further, all terms, conditions, restrictions and limitations in effect on any outstanding Incentive Bonus shall immediately lapse on the date of such Change in Control. For purposes of this Plan, the Committee has and will have the sole discretion to determine whether and the date on which a Change in Control occurred or is occurring. Notwithstanding the foregoing, a Participant shall receive no additional payment pursuant to this Section 6.6 if, pursuant to any employment or similar agreement between the Company or other Affiliate and such Participant, the Participant is entitled to receive any payment under this Plan in connection with such Change in Control.

6.7. Limitations on Payments. Notwithstanding any provision herein to the contrary, (a) no Incentive Bonus will be paid for a calendar year, or other performance period, in which performance fails to attain or exceed any minimum level established for any of the Performance Goals; and (b) no Incentive Bonus payable to a Participant for a calendar year shall exceed $5,000,000.

ARTICLE VII

MISCELLANEOUS

7.1. Employment. Nothing in this Plan will interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Affiliate.

7.2. Nonassignability. No Incentive Bonus under this Plan may be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge or encumbrance, nor may any Incentive Bonus be payable to anyone other than the Participant to whom it was granted (other than by will or the laws of descent and distribution).

7.3. Laws Governing. This Plan is to be construed in accordance with and governed by the laws of the State of Ohio.

7.4. Withholding Taxes. The Company may deduct from all payments under this Plan any federal, state or local other taxes or other amounts required by law to be withheld with respect to such payments.

7.5. Plan Binding on Company and Successors. This Plan will be binding upon and inure to the benefit of the Company, its successors and assigns and each Participant and his or her beneficiaries, heirs, executors, administrators and legal representatives.

7.6. Amendment and Termination. The Committee may suspend or terminate this Plan at any time with or without prior notice. In addition, the Committee may, from time to time and with or without prior notice, amend this Plan in any manner but may not without shareholder approval adopt any amendment that would require the vote of the shareholders of the Company pursuant to applicable laws, regulations or exchange requirements, specifically including Section 16 of the Exchange Act or Section 162(m) of the Code.

7.7. Compliance with Section 162(m). If any provision of this Plan would cause the Incentive Bonuses granted to a 162(m) Employee to fail to constitute qualified “performance-based compensation” under Section 162(m) of the Code for any calendar year, that provision, insofar as it pertains to the 162(m) Employee, shall be severed from, and shall be deemed not to be a part of this Plan, but the other provisions hereof shall remain in full force and effect.

Preliminary Copy

INVACARE CORPORATION ONE INVACARE WAY ELYRIA, OH 44035-490 ATTN: BOB STEINDL	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M22334-P89982	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INVACARE CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees:
01) John R. Kasich 02) Dan T. Moore, III 03) Joseph B. Richey, II 04) Dale C. LaPorte

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2. Approve and adopt an amendment to the Company’s Code of Regulations to declassify the Board of Directors and provide for the annual election of directors					☐	☐	☐

3. Reaffirm approval of the Invacare Corporation Executive Incentive Bonus Plan					☐	☐	☐

4. Ratify appointment of Ernst & Young LLP as the Company’s independent auditors					☐	☐	☐

NOTE: If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy will vote the shares represented by this proxy in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Preliminary Copy

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy or voting instruction card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Form 10-K and The Notice and Proxy Statement are available at www.invacare.com/annualreport.

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M22335-P89982

INVACARE CORPORATION

PROXY FOR COMMON SHARES AND CLASS B SHARES

Annual Meeting of Shareholders — May 20, 2010

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby (i) appoints GERALD B. BLOUCH, ROBERT K. GUDBRANSON and ANTHONY C. LAPLACA, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class B Common Shares of INVACARE CORPORATION (the “Company”), which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 20, 2010 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted “FOR” the election of the four directors nominated by the Board of Directors and “FOR” Proposals 2, 3 and 4. If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy will vote the shares represented by this proxy in their discretion.

Continued and to be signed on reverse side

Preliminary Copy

INVACARE CORPORATION ONE INVACARE WAY ELYRIA, OH 44035-490 ATTN: BOB STEINDL	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M22346-P89982	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INVACARE CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees:
01) John R. Kasich 02) Dan T. Moore, III 03) Joseph B. Richey, II 04) Dale C. LaPorte

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2. Approve and adopt an amendment to the Company’s Code of Regulations to declassify the Board of Directors and provide for the annual election of directors					☐	☐	☐

3. Reaffirm approval of the Invacare Corporation Executive Incentive Bonus Plan					☐	☐	☐

4. Ratify appointment of Ernst & Young LLP as the Company’s independent auditors					☐	☐	☐

NOTE: If any other matters properly come before the meeting or any adjournment thereof, the trustees will vote the shares represented by this proxy in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Preliminary Copy

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy or voting instruction card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Form 10-K and The Notice and Proxy Statement are available at www.invacare.com/annualreport.

— — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — —

M22347-P89982

INVACARE CORPORATION

COMMON SHARES AND CLASS B SHARES

VOTING INSTRUCTION CARD

Annual Meeting of Shareholders — May 20, 2010

This Card is solicited on behalf of the trustees of the Invacare Retirement Savings Plan

The undersigned hereby instructs the trustees of the Invacare Retirement Savings Plan to vote the Common Shares and Class B Common Shares of INVACARE CORPORATION (the “Company”), which the undersigned is entitled to vote as a participant in an employee benefit plan which may be funded by the Invacare Retirement Savings Plan at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 20, 2010 at 10:00 A.M. (EDT) and at any adjournments thereof. The undersigned authorizes and directs the trustees of the Invacare Retirement Savings Plan to vote all the Common Shares and Class B Common Shares of the Company represented by this Card on the reverse side.

The shares represented by this card, when this card is properly executed, will be voted in the manner directed herein. If no such direction is given, said shares will be voted “FOR” the election of the four directors nominated by the Board of Directors and “FOR” Proposals 2, 3 and 4. If any other matters properly come before the meeting or any adjournment thereof, the trustees will vote the shares represented by this card in their discretion.

Continued and to be signed on reverse side